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                                                                    EXHIBIT 10.1


                           LOAN AND SECURITY AGREEMENT

                            Dated: December 29, 2000

                       HOLLEY PERFORMANCE PRODUCTS, INC.,
                        HOLLEY PERFORMANCE SYSTEMS, INC.,
                       WEIAND AUTOMOTIVE INDUSTRIES, INC.,
                               LUNATI CAMS, INC.,
                     LUNATI & TAYLOR PISTONS, INCORPORATED,
                          LMT MOTOR SPORTS CORPORATION,
                          NITROUS OXIDE SYSTEMS, INC.,
                             EARL'S SUPPLY COMPANY,
                            BIGGS MANUFACTURING, INC.

                                       and

                             HOOKER INDUSTRIES, INC.

                                  as Borrowers,

                            THE LENDERS NAMED HEREIN,

                                   as Lenders

                                       and

                           FLEET CAPITAL CORPORATION,

                               as Agent and Lender


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                                TABLE OF CONTENTS

                                                                                                                  Page
                                                                                                                  ----
SECTION 1.  CREDIT FACILITY..................................................................................        1
    1.1      Revolving Credit Loans..........................................................................        1
    1.2      Fixed Asset Loans...............................................................................        4
    1.3      Letters of Credit; LC Guaranties................................................................        4

SECTION 2.  INTEREST, FEES AND CHARGES.......................................................................        6
    2.1      Interest........................................................................................        6
    2.2      Computation of Interest and Fees................................................................        7
    2.3      LIBOR Option....................................................................................        7
    2.4      Letter of Credit and LC Guaranty Fees...........................................................        8
    2.5      Unused Line Fee.................................................................................        9
    2.6      Financial Analysis Fees.........................................................................        9
    2.7      Reimbursement of Expenses......................................................................        10
    2.8      Bank Charges...................................................................................        10
    2.9      Capital Adequacy Charge........................................................................        11
    2.10     Payment of Charges.............................................................................        12

SECTION 3.  LOAN ADMINISTRATION.............................................................................        12
    3.1      Manner of Borrowing Revolving Credit Loans.....................................................        12
    3.2      Payments.......................................................................................        14
    3.3      Mandatory Prepayments..........................................................................        15
    3.4      Accounts Receivable Management.................................................................        17
    3.5      Application of Payments and Collections........................................................        18
    3.6      Loan Account...................................................................................        18
    3.7      Statements of Account..........................................................................        18

SECTION 4.  TERM AND TERMINATION............................................................................        19
    4.1      Term of Agreement..............................................................................        19
    4.2      Termination....................................................................................        19

SECTION 5.  SECURITY INTERESTS..............................................................................        20
    5.1      Security Interest in Collateral................................................................        20
    5.2      Lien Perfection; Further Assurances............................................................        21
    5.3      Safekeeping of Collateral......................................................................        21
    5.4      Lien on Realty.................................................................................        21

SECTION 6.  REPRESENTATIONS AND WARRANTIES..................................................................        22
    6.1      General Representations and Warranties.........................................................        22
    6.2      Continuing Nature of Representations and Warranties............................................        28
    6.3      Survival of Representations and Warranties.....................................................        29

SECTION 7.  COVENANTS AND CONTINUING AGREEMENTS.............................................................        29


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
    7.1      Affirmative Covenants..........................................................................        29
    7.2      Negative Covenants.............................................................................        32
    7.3      Specific Financial Covenants...................................................................        37

SECTION 8.  CONDITIONS PRECEDENT............................................................................        37
    8.1      Documentation..................................................................................        38
    8.2      No Default.....................................................................................        38
    8.3      Other Conditions...............................................................................        38
    8.4      Availability...................................................................................        38
    8.5      No Litigation..................................................................................        38
    8.6      Phase I........................................................................................        38
    8.7      Intercreditor Agreement........................................................................        38
    8.8      Fee Letters....................................................................................        38
    8.9      Opinion of Counsel.............................................................................        38

SECTION 9.  EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT...............................................        38
    9.1      Events of Default..............................................................................        38
    9.2      Acceleration of the Obligations................................................................        41
    9.3      Other Remedies.................................................................................        42
    9.4      Remedies Cumulative; No Waiver.................................................................        43

SECTION 10.  THE AGENT......................................................................................        43
   10.1       Authorization and Action.......................................................................       43
   10.2       Agent's Reliance, Etc..........................................................................       44
   10.3       FCC and Affiliates.............................................................................       45
   10.4       Lender Credit Decision.........................................................................       45
   10.5       Indemnification................................................................................       45
   10.6       Rights and Remedies to be Exercised by Agent Only..............................................       46
   10.7       Agency Provisions Relating to Collateral.......................................................       46
   10.8       Successor Agent................................................................................       47

SECTION 11.  MISCELLANEOUS...................................................................................       47
   11.1       Power of Attorney..............................................................................       47
   11.2       Indemnity......................................................................................       48
   11.3       Modification of Agreement; Sale of Interest....................................................       48
   11.4       Severability...................................................................................       51
   11.5       Successors and Assigns.........................................................................       52
   11.6       Cumulative Effect; Conflict of Terms...........................................................       52
   11.7       Execution in Counterparts......................................................................       52
   11.8       Notice.........................................................................................       52
   11.9       Credit Inquiries...............................................................................       53
   11.10      Time of Essence................................................................................       53
   11.11      Entire Agreement...............................................................................       53
   11.12      Interpretation.................................................................................       54
   11.13      Confidentiality................................................................................       54


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
   11.14      GOVERNING LAW; CONSENT TO FORUM................................................................       54
   11.15      WAIVERS BY BORROWERS...........................................................................       55
   11.16      Publicity......................................................................................       56
   11.17      Reimbursement..................................................................................       56


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

                           LOAN AND SECURITY AGREEMENT

         THIS LOAN AND SECURITY AGREEMENT is made this 29th day of December, 2000, by and among Holley Performance Products, Inc. ("Holley"), a Delaware corporation with its chief executive office and principal place of business at 1801 Russellville Road, P.O. Box 10360, Bowling Green, Kentucky 42101; Holley Performance Systems, Inc. ("Holley Systems"), a Delaware corporation with its chief executive office and principal place of business at 1801 Russellville Road, Bowling Green, Kentucky 42101; Weiand Automotive Industries, Inc. ("Weiand"), a California corporation with its chief executive office and principal places of business at 2316 San Fernando Road, Los Angeles, California 90065; Lunati Cams, Inc. ("Lunati"), a Tennessee corporation with its chief executive office and principal place of business at 4770 Lamar Avenue, Memphis, Tennessee 38118; Lunati & Taylor Pistons, Incorporated ("Lunati & Taylor"), a Mississippi corporation with its chief executive office and principal place of business at 8785 Old Craft Road, Olive Branch, Mississippi 38654; LMT Motor Sports Corporation ("LMT"), a Mississippi corporation with its chief executive office and principal place of business at 104 Ripley Street, Ashland, Mississippi 38603; Nitrous Oxide Systems, Inc. ("NOS"), a California corporation with its chief executive office and principal place of business at 2970 Airway Avenue, Costa Mesa, California 92626; Earl's Supply, Inc. ("Earl's"), a California corporation with its chief executive office and principal place of business at 189 West Victoria Street, Long Beach, California 90801; Biggs Manufacturing, Inc. ("Biggs"), an Arizona corporation with its chief executive office and principal place of business at 2605 West First Street, Tempe, Arizona 85281 and Hooker Industries, Inc. ("Hooker"), a California corporation with its chief executive office and principal place of business at 1024 West Brooks Street, Ontario, California 91761; the lenders who are signatories hereto ("Lenders"); and FLEET CAPITAL CORPORATION ("FCC"), a Rhode Island corporation with an office at One South Wacker Drive, Suite 1400, Chicago, Illinois 60606, as agent for Lenders hereunder (FCC, in such capacity, being "Agent"). Holley, Holley Systems, Weiand, Lunati, Lunati & Taylor, LMT, NOS, Earl's, Biggs and Hooker are hereinafter sometimes referred to individually as a "Borrower" and collectively as "Borrowers." Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.

SECTION 1.  CREDIT FACILITY

         Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree to make Loans of up to Forty-One Million Dollars ($41,000,000) available upon Borrowers' request therefor, as follows:

         1.1      Revolving Credit Loans.

                  1.1.1 (A) Loans and Reserves. The aggregate amount of the Revolving Credit Loans to be made by each Lender (such Lender's "Revolving Credit Loan Commitment"), pursuant to the terms hereof, shall be the amount set below such


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         Lender's name on the signature pages hereof. The aggregate principal amount of the Revolving Credit Loan Commitments is Thirty-Six Million Dollars ($36,000,000). The percentage equal to the quotient of (x) each Lender's Revolving Credit Loan Commitment, divided by (y) the aggregate of all Revolving Credit Loan Commitments, is that Lender's "Revolving Credit Percentage". Subject to all of the terms and conditions of this Agreement, each Lender agrees, for so long as no Default or Event of Default exists, to make Revolving Credit Loans to Borrowers from time to time, as requested by Holley on its own behalf and/or on behalf of any other Borrower in accordance with the terms of Section 3.1 hereof, up to a maximum principal amount at any time outstanding equal to (i) the sum of (x) the product of (A) the Borrowing Base at such time, multiplied by (B) such Lender's Revolving Credit Percentage, plus (y) the product of (A) the Mexican Borrowing Base at such time multiplied by (B) such Lender's Revolving Credit Percentage minus (ii) the LC Amount. It is expressly understood and agreed that Agent and Lenders may use the Borrowing Base as a maximum ceiling on Revolving Credit Loans outstanding to Borrowers at any time. If the unpaid balance of the Revolving Credit Loans should exceed the ceiling so determined or any other limitation set forth in this Agreement, such Revolving Credit Loans shall nevertheless constitute Obligations that are secured by the Collateral and entitled to all the benefits thereof. In no event shall Lenders be required to make a Revolving Credit Loan at any time that there exists a Default or an Event of Default. Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent shall reasonably deem necessary or appropriate in its reasonable credit judgment, against the amount of Revolving Credit Loans which Borrowers may otherwise request under this Section 1.1.1, including, without limitation, with respect to (i) sums chargeable against Borrowers' Loan Account as Revolving Credit Loans under any section of this Agreement; (ii) amounts owing by any Borrower to any Person to the extent secured by a Lien on, or trust over, any Collateral of any Borrower which Agent deems eligible under the definition of the term Borrowing Base; and (iii) such other matters, events, conditions or contingencies as to which Agent, in the exercise of its reasonable credit judgment, determines reserves should be established from time to time hereunder, including, without limitation, 100% of the face amount of outstanding Letters of Credit and/or LC Guaranties ("Reserves"). In creating any such Reserve, Agent shall not create duplicative Reserves or create Reserves in respect to items of Accounts or items of Inventory that are not included within Eligible Inventory or Eligible Accounts. Without limiting Agent's discretion to establish Reserves, Borrowers acknowledge that Agent shall have the right to establish a reserve in respect to priority wage claims of Hooker's or any other Borrower's Mexican employees upon the occurrence and continuation of a Default of Event of Default.

                  (B) The Revolving Credit Loans shall be evidenced by promissory notes to be executed and delivered by Borrowers on the Closing Date, the form of which is attached hereto and made a part hereof as Exhibit A-1 (the "Non-Mexican Revolving Credit Notes") and as Exhibit A-2 (the "Mexican Revolving Credit Notes" and together with the Non-Mexican Revolving Credit Notes, the "Revolving Credit Notes"). That portion of the Revolving Credit Loans equal to the Mexican Borrowing Base as determined from time to time is hereinafter referred to as the "Mexican Revolving Credit Loans." The


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         aggregate principal amount of the Mexican Revolving Credit Loans shall never exceed One Million Dollars ($1,000,000) or be less than the lesser of (x) the Mexican Borrowing Base or (y) the aggregate principal amount of outstanding Revolving Credit Loans. Each Non-Mexican Revolving Credit Note shall be payable to the order of a Lender and shall represent the obligation of Borrowers to pay the amount of such Lender's Revolving Credit Loan Commitment or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans (other than Mexican Revolving Credit Loans) made by such Lender to Borrowers with interest thereon as prescribed by Section 2.1.1. Each Mexican Revolving Credit Note shall be payable to the order of a Lender and shall represent the obligation of Borrowers to pay the amount of such Lender's Revolving Credit Percentage multiplied by One Million Dollars ($1,000,000) or, if less, the aggregate unpaid principal amount of all Mexican Revolving Credit Loans made by such Lender to Borrowers with interest thereon as prescribed in Section 2.1.1.

                  (C) Insofar as Borrowers may request and Lenders may be willing in their sole and absolute discretion to make Revolving Credit Loans to Borrowers at a time when the unpaid balance of Revolving Credit Loans plus the LC Amount exceeds, or would exceed with the making of any such Revolving Credit Loan, the Borrowing Base (any such Loan or Loans being herein referred to individually as an "Overadvance" and collectively as "Overadvances"), Agent shall enter such Overadvances as debits in the Loan Account. All Overadvances shall be repaid on demand, shall be secured by the Collateral and shall bear interest as provided in this Agreement for Revolving Credit Loans generally. Any Overadvance to be made by Lenders pursuant to the terms hereof shall be made by Lenders ratably in accordance with their Revolving Credit Percentages. Overadvances in the aggregate amount of One Million Dollars ($1,000,000) or less may, prior to the occurrence and during the continuation of a Default or Event of Default, be made in the sole and absolute discretion of Agent. Overadvances in an aggregate amount of more than One Million Dollars ($1,000,000) but less than One Million Five Hundred Thousand Dollars ($1,500,000) may, prior to the occurrence and during continuation of a Default or an Event of Default, be made in the sole and absolute discretion of Required Lenders. Overadvances in an aggregate amount of One Million Five Hundred Thousand Dollars ($1,500,000) or more and Overadvances to be made after the occurrence and during the continuation of a Default or an Event of Default shall require the consent of all Lenders. The foregoing notwithstanding, in no event, unless otherwise consented to by all Lenders, (x) shall any Overadvances be outstanding for more than sixty (60) consecutive days, (y) after all outstanding Overadvances have been repaid, shall Agent or Lenders make any additional Overadvances unless sixty (60) days or more have expired since the last date on which any Overadvances were outstanding or (z) shall Overadvances be outstanding on more than ninety (90) days within any one hundred eighty day (180) period.

                  1.1.2 Use of Proceeds. The Revolving Credit Loans shall be used solely for repaying Borrowers' existing senior indebtedness and funding Borrowers' general operating and capital needs and for other corporate purposes in a manner consistent with the provisions of this Agreement and all applicable laws.


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         1.2      Fixed Asset Loans.

                  1.2.1 Fixed Asset Loans. During the period between the Closing Date and the Commitment Termination Date, each Lender agrees, for so long as no Default or Event of Default exists, to make fixed asset loans ("Fixed Asset Loans(s)") to Borrowers to finance, in part, the purchase of new production Equipment by Borrowers. The aggregate principal amount of Fixed Asset Loans to be made by each Lender shall not exceed the amount set forth below such Lender's name on the signature pages hereof (such Lender's "Fixed Asset Loan Commitment"). The percentage equal to the quotient of (x) each Lender's Fixed Asset Loan Commitment, divided by (y) the aggregate of all Fixed Asset Loan Commitments is that Lender's "Fixed Asset Loan Percentage". The aggregate amount of the Fixed Asset Loan Commitments shall be Five Million Dollars ($5,000,000). In no event (x) shall any one request by Borrowers for a Fixed Asset Loan be in an aggregate amount of less than Two Hundred Fifty Thousand Dollars ($250,000), (y) shall the amount of any one request by Borrowers for Fixed Asset Loans exceed eighty percent (80%) of the hard cost (invoice price less taxes, delivery and installation costs) of the new production Equipment to be purchased, in part, with the proceeds of such Fixed Asset Loans, (z) shall Borrowers request Lenders to make Fixed Asset Loans more than once within any fiscal quarter of Borrowers, (aa) shall Borrowers request Lenders to make Fixed Asset Loans in an aggregate amount of more than Three Million Five Hundred Thousand Dollars ($3,500,000) in any one calendar year or (bb) shall Borrowers request Lenders to make Fixed Asset Loans unless the Fixed Charge Coverage Ratio for the most recently ended twelve-month period equals or exceeds 1.0 to 1. Prior to the funding of any Fixed Asset Loan, Borrowers shall provide Agent with copies of the invoices or other comparable documentation for any such proposed purchase of new production Equipment together with such other supporting details as reasonably requested by Agent. If the hard invoice cost of any production Equipment purchased by Borrowers within any fiscal quarter does not exceed Two Hundred Fifty Thousand Dollars ($250,000), such purchases may be aggregated with purchases made in subsequent fiscal quarters to reach such Two Hundred Fifty Thousand Dollar ($250,000) minimum. All such Fixed Asset Loans shall be secured by the Collateral. The principal amount of any Fixed Asset Loan shall be amortized on the basis of twenty (20) equal quarterly payments, commencing on the first day of the fiscal quarter after the fiscal quarter in which the Fixed Asset Loan is made; provided that the entire principal balance of all Fixed Asset Loans shall be due on the Commitment Termination Date. The Fixed Asset Loans shall be evidenced by a promissory note(s) to be executed and delivered by Borrowers to Lenders, the form of which is attached hereto and made a part hereof as Exhibit A-3 (the "Fixed Asset Note(s)"), shall bear interest as specified in Section 2.1 and shall be repayable in accordance with the terms of the Fixed Asset Notes.

         1.3      Letters of Credit; LC Guaranties.

                  (A) Subject to all of the terms and conditions of this Agreement, if requested to do so by Holley (on its behalf or on behalf of any other Borrower), Agent shall, on behalf of Lenders, issue its, or cause to be issued Bank's Letters of Credit for the account


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         of such Borrower or shall execute LC Guaranties by which Lenders shall guaranty the payment or performance by Borrowers of their reimbursement obligation with respect to Letters of Credit issued for any Borrower's account by Bank or Agent; provided that the aggregate face amount of all Letters of Credit and LC Guaranties outstanding at any time shall not exceed One Million Dollars ($1,000,000) and no Letter of Credit may have an expiration date that is after sixty days prior to the Commitment Termination Date, unless Borrowers provide, on or prior to the Commitment Termination Date, Agent with cash collateral for said Letter of Credit or LC Guaranty, in a manner and amount acceptable to Agent. Further, the expiration date of any Trade Letter of Credit shall be not more than 180 days after the issuance thereof and the expiration date of any Standby Letter of Credit shall not be more than one year after the date of issuance thereof (although any such Standby Letter of Credit shall be renewable for an additional one-year period in accordance with the terms thereof). Any amounts paid by Agent or any Lender under any LC Guaranty or in connection with any Letter of Credit
         (i) shall become part of the Obligations, (ii) unless paid by Borrowers pursuant to Section 1.3(C) below, shall be paid from the proceeds of a Revolving Credit Loan requested pursuant to Section 3.1.1 below, to the extent Lenders are required to make Revolving Credit Loans pursuant to the terms hereof and (iii) otherwise, shall be payable on demand. In no event shall Agent, Bank or Lenders be required to issue or cause to be issued Letters of Credit or LC Guaranties at any time there exists a Default or an Event of Default.

                  (B) Immediately upon the issuance of each Letter of Credit by Agent or Bank or LC Guaranty by Agent hereunder, each Lender shall be deemed to have automatically, irrevocably and unconditionally purchased from Agent an undivided interest and participation in and to such Letter of Credit or LC Guaranty, the obligations of Borrowers in respect thereof and the liability of Agent thereunder in an amount equal to the amount available for drawing under such Letter of Credit or, in the case of a LC Guaranty, the amount guaranteed thereunder, multiplied by such Lender's Revolving Credit Percentage. Agent will notify each Lender promptly upon presentation to it of a draw under a Letter of Credit or a demand for payment under a LC Guaranty. On a weekly basis, or more frequently if requested by Agent, each Lender shall make payment to Agent in immediately available funds, of an amount equal to such Lender's pro rata share of the amount of any payment made by Agent in respect to any Letter of Credit or LC Guaranty. The obligation of each Lender to reimburse Agent under this
         Section 1.3 shall be unconditional, continuing, irrevocable and absolute, except in respect of indemnity claims arising out of Agent's wilful misconduct. In the event that any Lender fails to make payment to Agent of any amount due under this Section 1.3, Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until Agent receives such payment from such Lender or such obligation is otherwise fully satisfied; provided, however, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the Agent for such amount in accordance with this Section 1.3(B).

                  (C) Each Borrower agrees, unconditionally, irrevocably and absolutely, to pay immediately to Agent, for the account of Lenders, the amount drawn under a Letter of


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         Credit or paid pursuant to a LC Guaranty. If any Borrower at any time fails to make such payment in accordance with the terms of this Agreement, Borrowers shall be deemed to have elected to borrow from the Lenders on such date Revolving Credit Loans equal in aggregate amount to the amount paid by Agent or the issuing Lender, as the case may be, under such Letter of Credit or LC Guaranty. The provisions of Section 1.3(A) and (B) notwithstanding, in the event that any Lender is prohibited by any Legal Requirement from issuing or participating in any LC Guaranty (or portion thereof), then Agent shall issue such LC Guaranty (or such Lender's portion thereof) in lieu of such Lender and such Lender shall not be deemed to have a participation therein. In such event, any payments received by Agent pursuant to Section 1.3(C) of the Loan Agreement which would otherwise be paid by Agent to such Lender shall be retained by Agent to reimburse Agent for any amounts paid by Agent in respect to the LC Guaranty (or portion thereof) Agent issued in lieu of such Lender.

SECTION 2.  INTEREST, FEES AND CHARGES

         2.1      Interest.

                  2.1.1 Rate of Interest. Interest shall accrue on the principal amount of the Base Rate Revolving Credit Portion and the Base Rate Fixed Asset Portion outstanding at the end of each day at a fluctuating rate per annum equal to the Applicable Margin plus the Base Rate. Said rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that such change in the Base Rate occurs. If Holley on behalf of itself and all other Borrowers, properly exercises the LIBOR Option as provided in Section 2.3, interest shall accrue on the principal amount of the LIBOR Revolving Credit Portion and the LIBOR Fixed Asset Portion outstanding at the end of each day at a rate per annum equal to the Applicable Margin plus the LIBOR Rate applicable to each LIBOR Revolving Credit Portion or LIBOR Fixed Asset Portion for the corresponding LIBOR Period.

                  2.1.2 Default Rate of Interest. At the option of Agent or Required Lenders, upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Loans shall bear interest at a rate per annum equal to 2.0% plus the interest rate otherwise applicable thereto (the "Default Rate").

                  2.1.3 Maximum Interest. Notwithstanding anything to the contrary set forth in this Section 2.1, if at any time until payment in full of all of the Obligations, the interest rate calculated pursuant to Sections 2.1.1 or 2.1.2 (the "Stated Rate") exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lenders from the making of advances


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

         hereunder is equal to the total interest which Lenders would have received had the Stated Rate (but for the operation of this Section 2.1.3) been the interest rate payable since the Closing Date. Thereafter, the interest rate payable hereunder shall be the Stated Rate unless and until the Stated Rate again exceeds the Maximum Lawful Rate, in which event this Section 2.1.3 shall again apply. In no event shall the total interest received by Lenders pursuant to the terms hereof exceed the amount which Lenders could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

         2.2      Computation of Interest and Fees.

         Interest, Letter of Credit and LC Guaranty fees and unused line fees hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. For the purpose of computing interest hereunder, all items of payment received by Agent shall be deemed applied by Agent on account of the Obligations (subject to final payment of such items) on the first Business Day after receipt by Agent of such items in Agent's account located in Chicago, Illinois.

         2.3      LIBOR Option.

                           (i) Upon the conditions that: (1) Agent shall have received a LIBOR Request from Holley at least 3 Business Days prior to the first day of the LIBOR Period requested, (2) there shall have occurred no change in applicable law which would make it unlawful for any Lender to obtain deposits of U.S. dollars in the London interbank foreign currency deposits market, (3) as of the date of the LIBOR Request and the first day of the LIBOR Period, there shall exist no Default or Event of Default, (4) Agent is able to determine the LIBOR Rate in respect of the requested LIBOR Period or each Lender is able to obtain deposits of U.S. dollars in the London interbank foreign currency deposits market in the applicable amounts and for the requested LIBOR Period, and (5) as of the first date of the LIBOR Period, there are no more than five (5) outstanding LIBOR Portions including the LIBOR Portion being requested; then interest on the LIBOR Portion requested during the LIBOR Period requested will be based on the applicable LIBOR Rate.

                           (ii) Each LIBOR Request shall be irrevocable and binding on Borrowers. Borrowers shall indemnify Lenders for any loss, penalty or expense incurred by such Lenders due to failure on the part of Borrowers to fulfill, on or before the date specified in any LIBOR Request, the applicable conditions set forth in this Agreement or due to the prepayment of the applicable LIBOR Portion prior to the last day of the applicable LIBOR Period, including, without limitation, any loss (excluding loss of anticipated profits) or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by Lenders to fund or maintain the requested LIBOR Portion.

                           (iii) If any Legal Requirement shall (1) make it unlawful for any Lender to fund through the purchase of U.S. dollar deposits any LIBOR Portion or otherwise give effect to its obligations as contemplated under this Section 2.3, or (2) shall impose on any Lender any costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender which includes deposits by reference to which the LIBOR Rate is determined as provided herein or a category of extensions of credit or other assets of such Lender which includes any LIBOR Portion or (3) shall impose on such Lender any restrictions (not already taken into account under statutory reserves) on the amount of such a category of liabilities or assets which such Lender may hold, then, in each such case, Agent may, by notice thereof to Holley, terminate the LIBOR Option. Any LIBOR Portion subject thereto shall immediately bear interest thereafter at the rate and in the manner provided for Base Rate Portions pursuant to
                  Section 2.1.1. Borrowers shall indemnify any such Lender against any loss, penalty or expense incurred by such Lender due to liquidation or redeployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Portion that is terminated under this paragraph.

                           (iv) Each Lender shall receive payments of amounts of principal of and interest with respect to the LIBOR Portions free and clear of, and without deduction for, any Taxes. If (1) any Lender shall be subject to any Tax in respect of any LIBOR Portion or any part thereof or (2) any Borrower shall be required to withhold or deduct any Tax from any such amount, the LIBOR Rate applicable to such LIBOR Portion shall be adjusted by Agent to reflect all additional costs incurred by such Lender in connection with the payment by such Lender or the withholding by such Borrower of such Tax and such Borrower shall provide Agent with a statement detailing the amount of any such Tax actually paid by such Borrower. Determination by Agent of the amount of such costs shall, in the absence of manifest error, be conclusive. If after any such adjustment any part of any Tax paid by any such Lender is subsequently recovered by such Lender, such Lender shall reimburse such Borrower to the extent of the amount so recovered. A certificate of an officer of the effected Lender setting forth the amount of such recovery and the basis therefor shall, in the absence of manifest error, be conclusive.

                           (v) Each Lender agrees to take such actions as may be commercially reasonable to mitigate the adverse effects to Borrowers as provided in clauses (iii) and (iv) of Section
                  2.3 above or Section 2.9 below; provided that no Lender shall be required to incur any costs or expense in respect to any such mitigation.

         2.4      Letter of Credit and LC Guaranty Fees.

         Borrowers shall pay to Agent:

                           (i) for Standby Letters of Credit and LC Guaranties of Standby Letters of Credit, a fee equal to the LC Percent per annum of the aggregate face amount (without duplication) of such Letters of Credit and LC Guaranties outstanding from time to time during the term of this Agreement, plus all normal and customary charges associated with the issuance thereof as set forth on Exhibit R hereof, payable once upon the issuance of such Letter of Credit or LC Guaranty and an additional fee equal to the LC Percent per annum of the face amount of such Letter of Credit or LC Guaranty payable upon each renewal or extension thereof. All such fees and charges shall be deemed fully earned and shall be due and payable upon issuance, renewal or extension of each such Letter of Credit or LC Guaranty and shall not be subject to rebate or proration upon the termination of this Agreement for any reason;

                           (ii)     for Trade Letters of Credit and LC
                  Guaranties of Trade Letters of Credit, a fee equal to the LC Percent per annum of the face amount of each such Letter of Credit or LC Guaranty, plus the normal and customary charges associated with the issuance thereof as set forth on Exhibit R hereof, payable upon the issuance of such Letter of Credit or execution of such LC Guaranty and an additional fee equal to the LC Percent per annum of the face amount of such Letter of Credit or LC Guaranty payable upon each renewal or extension thereof. All of such fees and charges shall be fully earned and due and payable upon issuance, renewal or extension (as the case may be) of each such Letter of Credit or LC Guaranty, and shall not be subject to rebate or proration upon the termination of this Agreement for any reason; and

                           (iii) all fees listed in Exhibit R hereof shall be paid to Agent for its own benefit or benefit of Bank. All other fees paid pursuant to this Section 2.4 shall be paid to Agent for the ratable benefit of Lenders. In respect to any LC Guaranty issued to secure any Borrower's reimbursement agreement in respect to any Letter of Credit, Borrowers shall only be required to pay one issuance, renewal or extension fee, as applicable for said Letter of Credit and related LC Guaranty.

         2.5      Unused Line Fee.

         Borrowers shall pay to Agent for the ratable benefit of Lenders a fee equal to the Applicable Margin per annum of the average daily amount by which the Maximum Revolving Loan exceeds the sum of the outstanding principal balance of the Revolving Credit Loans plus the LC Amount. The unused line fee shall be payable monthly in arrears on the first day of each calendar month hereafter.

         2.6      Financial Analysis Fees.

         Borrowers shall pay to Agent for its own benefit fees in accordance with Agent's current schedule of fees in effect from time to time in connection with periodic visits to Borrowers' places of business to perform financial and collateral analysis, plus all out-of-pocket expenses incurred by Agent in connection with such visits; provided that Borrowers shall not be obligated to pay for more than two such audits within any calendar year as long as no Event of Default exists and is continuing. Such fees shall be payable on the first day of the month following the date of issuance by Agent of a request for payment thereof to Borrowers.

         2.7      Reimbursement of Expenses.

                  2.7.1 Administration and Enforcement Expenses. If, at any time or times regardless of whether or not an Event of Default then exists, Agent, any Lender (in respect to clauses (iii) and (iv) only) or any Participating Lender (in respect to clauses (iii) and (iv) only) incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (i) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents (ii) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; (iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Borrower or any other Person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or any Borrower's affairs; (iv) any attempt to enforce any rights of Agent, any Lender or any Participating Lender against any Borrower or any other Person which may be obligated to Agent or any Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (v) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such reasonable legal and accounting expenses, other costs and out-of-pocket expenses of Agent, any Lender or any Participating Lender shall be charged to Borrowers. All amounts chargeable to Borrowers under this Section 2.7 shall be Obligations secured by all of the Collateral, shall be payable on demand to Agent, Lender or to such Participating Lender, as the case may be, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Base Rate Revolving Credit Portions from time to time. Costs and expenses charged to Borrowers pursuant to this Section 2.7.1 shall not be duplicative of costs and expenses charged to Borrowers pursuant to
         Section 2.6 above. The foregoing notwithstanding, Borrowers shall not be required to reimburse Agent, any Lender or any Participating Lender for any expenses or costs incurred by Agent, such Lender or such Participating Lender in any litigation, contest, dispute, suit, proceeding or action in which Borrowers, pursuant to a final non-appealable order from a court of competent jurisdiction, are the prevailing party.

                  2.7.2 Collateral Protection Expenses. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrowers. If Borrowers fail to promptly pay any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same and charge Borrowers therefor.

         2.8      Bank Charges.

         Borrowers shall pay to Agent, on demand, any and all fees, costs or expenses which Agent, any Lender or any Participating Lender pays to a bank or other similar institution (including, without limitation, any fees paid by Agent or any Lender to any Participating Lender) arising out of or in connection with
(i) the forwarding to any Borrower or any other Person on behalf of any Borrower, by Agent, any Lender or any Participating Lender, of proceeds of loans made by Lenders to Borrowers pursuant to this Agreement and (ii) the depositing for collection, by Agent, any Lender or any Participating Lender, of any check or item of payment received or delivered to Agent, any Lender or any Participating Lender on account of the Obligations.

         2.9      Capital Adequacy Charge.

         In the event that any Lender (an "Affected Lender") shall have determined that the adoption (effected after the date hereof) of any law, rule or regulation regarding capital adequacy, or any change (after the date hereof) therein or in the interpretation or application thereof or compliance by any such Affected Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority issued after the date hereof does or shall have the effect of reducing the rate of return on such Affected Lender's capital as a consequence of its obligations hereunder to a level below that which such Affected Lender could have achieved but for such adoption, change or compliance (taking into consideration such Affected Lender's policies with respect to capital adequacy) by an amount deemed by such Affected Lender, in its reasonable discretion, to be material, then from time to time, after submission by such Affected Lender to Borrowers of a written demand therefor, which demand shall be made within sixty
(60) days of such reduction, Borrowers shall pay to such Affected Lender such additional amount or amounts as will compensate such Affected Lender for such reduction. A certificate of such Affected Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such payment, the additional amount or amounts to be paid to such Affected Lender, and the method by which such amounts were determined. In determining such amount, such Affected Lender may use any reasonable averaging and attribution methods. Each Lender and Agent agrees to allocate any such cost increase among its similarly situated customers in good faith and on an equitable basis; provided, however, that any such Affected Lender shall not be entitled to such amounts unless similar assessments are imposed by such Affected Lender on other comparable borrowers of such Affected Lender. In the event that the provisions of this Section 2.9 or Section 2.3 (iv) result in the effective interest rates being charged to Borrowers being increased, on a per annum basis, by more than one quarter percent (1/4%), Borrowers may require any such Affected Lender or any Lender subject to a Tax under Section 2.3 (iv) to sell and transfer all its interest in this Agreement and its Revolving Credit Notes and Fixed Asset Notes and Revolving Credit Loan Commitments and Fixed Asset Loan Commitments to a substitute Lender (who shall be reasonably acceptable to Agent) for a price in cash equal to principal balance of such Affected or other Lender's outstanding Loans plus all accrued but unpaid interest thereon plus all accrued but unpaid fees due any such Affected or other Lender under the terms hereof. Any such sale and transfer shall be made pursuant to the terms of Section 11.3 hereof. Further, in such event

Borrowers may terminate this Agreement in accordance with the provisions of
Section 4 and Agent and Lenders shall agree, in connection with any such termination, to waive any termination charges that might otherwise be payable pursuant to Section 4.2.3 of the Agreement.

         2.10     Payment of Charges.

         All amounts chargeable to Borrowers under any section of this Agreement shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to Base Rate Revolving Credit Portions from time to time. In addition to the foregoing, Borrowers agree and acknowledge that, regardless of any provision of applicable Mexican law to the contrary: (i) Borrowers are liable for the repayment in full of all interest and principal due in respect of the Mexican Revolving Credit Notes even if the proceeds of the Inventory located in Mexico pledged to secure the repayment of such amounts is not sufficient to repay such amounts in full; and (ii) all Collateral (other than Inventory located in Mexico which only secures that portion of the Obligations owing with respect to the Mexican Revolving Credit Notes) has been pledged to secure the repayment in full of all Obligations including those Obligations owing in respect of the Mexican Revolving Credit Notes.

SECTION 3. LOAN ADMINISTRATION

         3.1      Manner of Borrowing Revolving Credit Loans.

         Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:

                  3.1.1 Loan Requests. A request for a Revolving Credit Loan or a Fixed Asset Loan shall be made, or shall be deemed to be made, in the following manner: (i) Holley may give Agent a Notice of Revolving Credit Loan or Fixed Asset Loan, in which notice Holley shall specify the amount of the proposed borrowing and the proposed borrowing date, provided, however, that no such request may be made at a time when there exists a Default or an Event of Default; and (ii) the becoming due of any amount required to be paid under this Agreement or any Fixed Asset Notes, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation. As an accommodation to Borrowers, Agent may permit telephonic requests for loans and electronic transmittal of instructions, authorizations, agreements or reports to Agent by Holley. Unless Holley specifically directs Agent in writing not to accept or act upon telephonic or electronic communications from Holley, Agent shall have no liability to Borrowers for any loss or damage suffered by any Borrower as a result of Agent's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent by Holley and Agent shall have no duty to verify the origin of any such communication or the authority of the person sending it. Except as otherwise provided in Section 2.1.1(B), each Revolving Credit Loan and each Fixed Asset Loan shall be made on notice, given not later than 11:00 a.m. (Milwaukee time) on the Business Day of the proposed Revolving Credit Loan or Fixed Asset Loan, by Holley to Agent, which shall give to each Lender prompt written notice thereof by telecopier, telex or cable. Each such notice (a "Notice of Revolving Credit Loan" or a "Notice of Fixed Asset Loan," as applicable) shall be in writing or by telephone to Agent at
         (262) 798-4800, confirmed immediately in writing, specifying therein the requested date and amount of such Revolving Credit Loan or Fixed Asset Loan. Each Lender shall, not later than 2:00 p.m. (Milwaukee time) on each requested date, wire to a bank designated by Agent the amount of that Lender's Revolving Credit Percentage of the requested Revolving Credit Loan or the amount of that Lender's Fixed Asset Loan Percentage of the requested Fixed Asset Loan. Agent shall, before 2:30 P.M. (Milwaukee time) on the date of the proposed Revolving Credit Loan or proposed Fixed Asset Loan, subject to the provisions hereof, wire to a bank designated by Holley and reasonably acceptable to Agent, the amount of such Revolving Credit Loan or Fixed Asset Loan to the extent received from the Lenders. The failure of any Lender to make the Revolving Credit Loan or Fixed Asset Loan to be made by it shall not relieve any other Lender of its obligation hereunder to make its Revolving Credit Loan or Fixed Asset Loan. Neither Agent nor any Lender (other than the defaulting Lender) shall be responsible for the failure of any other Lender to make the Revolving Credit Loan or Fixed Asset Loan to be made by such other Lender. The foregoing notwithstanding, unless otherwise notified by any Lender, Agent, in its sole discretion, may, from its own funds, make a Revolving Credit Loan or Fixed Asset Loan on behalf of any Lender hereto. In such event, the Lender on behalf of whom Agent made the Revolving Credit Loan or Fixed Asset Loan shall reimburse Agent for the amount of Revolving Credit Loan or Fixed Asset Loan so made on its behalf, on a weekly (or more frequent basis as determined by Agent, in its sole discretion) basis and the entire amount of interest attributable to such Revolving Credit Loan or Fixed Asset Loan for the period from the date on which said Revolving Credit Loan or Fixed Asset Loan was made by Agent on such Lender's behalf until Agent is reimbursed by such Lender, shall be paid to Agent. The foregoing notwithstanding, Lenders shall not be required to make any Fixed Asset Loans, unless Holley has fully complied with the provisions of Section 1.2.1.

                  If at any time one or more Lenders refuse or fail to make a requested Revolving Credit Loan or Fixed Asset Loans when all conditions to a Revolving Credit Loan or Fixed Asset Loan have been satisfied or waived, then Agent may, at its option, but shall have no obligation whatsoever to, purchase all, but not less than all, of the Revolving Credit Notes and Fixed Asset Notes held by the Lender(s) who so fail or refuse, and to assume such Lender's commitments to make Revolving Credit Loans or Fixed Asset Loans and each such Lender shall be obligated to sell and transfer such Revolving Credit Notes or Fixed Asset Notes to Agent for a price in cash equal to the principal balance outstanding plus all accrued but unpaid interest thereon plus all accrued but unpaid fees due any such Lender under the terms hereof, and the foregoing provisions of this Section will be applicable to Agent with respect to the Revolving Credit Notes or Fixed Asset Notes so purchased by it. Any such purchase, however, shall not relieve any such Lender from any breach of contract claims available to Agent and/or Borrowers against such

         Lender as a result of its failure to make any such Revolving Credit Loan or Fixed Asset Loan.

                  3.1.2 Disbursement. Borrowers hereby irrevocably authorize Agent to disburse the proceeds of each requested Fixed Asset Loan and each Revolving Credit Loan requested, or deemed to be requested, pursuant to this Section 3.1.2 as follows: (i) the proceeds of each Fixed Asset Loan and each Revolving Credit Loan requested under Section
         3.1.1 shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the initial Revolving Credit Loan, in accordance with the terms of the written disbursement letter from Holley, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Holley and Agent from time to time or elsewhere if pursuant to a written direction from Holley; and (ii) the proceeds of each Revolving Credit Loan deemed requested under Section 3.1.1(ii) shall be disbursed by Agent by way of direct payment of the relevant interest or other Obligation.

                  3.1.3 Letter of Credit and LC Guaranty Requests. A request for a Letter of Credit or LC Guaranty shall be made in the following manner: Holley may give Agent and Bank a written notice of its request for the issuance of a Letter of Credit or LC Guaranty, not later than 11:00 a.m. Milwaukee time, one Business Day before the proposed issuance date thereof, in which notice Holley shall specify the proposed issuer and issuance date; provided, that no such request may be made at a time when there exists a Default or Event of Default. Such request shall be accompanied by an executed application and reimbursement agreement in form and substance satisfactory to the Person being asked to issue the Letter of Credit or LC Guaranty, as well as any required corporate resolutions.

         3.2      Payments.

         Except where evidenced by notes or other instruments issued or made by Borrowers to Lenders and accepted by Lenders specifically containing payment provisions which are in conflict with this Section 3.2 (in which event the conflicting provisions of said notes or other instruments shall govern and control), the Obligations shall be payable as follows:

                  3.2.1 Principal. Principal payable on account of Revolving Credit Loans shall be payable by Borrowers to Agent for the ratable benefit of Lenders immediately upon the earliest of (i) the receipt by Agent or any Borrower of any proceeds of any of the Collateral other than Equipment or real Property, to the extent of said proceeds, except that, so long as no Default or Event of Default exists, if, after application of the proceeds to Base Rate Portions, any remaining Loans outstanding at the time of receipt by any Borrower or Agent of any such proceeds are LIBOR Portions, then Holley may at its option direct that such proceeds be held by Agent in a non-interest bearing cash collateral account maintained by Agent to be applied to the payment of principal on the last day of the LIBOR Period applicable to each LIBOR Portion in the order of maturity, Holley may place such proceeds in an interest bearing account provided that such account is pledged to Agent, for its benefit and the ratable benefit of Lenders, in a manner reasonably satisfactory to Agent or Holley may direct Agent to apply such proceeds to the funding of disbursements; (ii) the occurrence of an Event of Default in consequence of which Agent or Required Lenders elect(s) to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement pursuant to Section 4 hereof; provided, however, that if an Overadvance shall exist at any time, Borrowers shall, on demand, repay the Overadvance. Upon the repayment of any such Overadvance, principal payments on account of Revolving Credit Loans will be applied: first to outstanding Mexican Revolving Credit Loans until such time as the outstanding principal balance of the Mexican Revolving Credit Loans equal the Mexican Borrowing Base; second to Revolving Credit Loans other than Mexican Revolving Credit Loans until the principal balance of such Revolving Credit Loans is reduced to Zero Dollars ($0); and last to the remaining principal balance of the Mexican Revolving Credit Loans. Principal payable on account of the Fixed Asset Loans shall be payable in accordance with the terms and conditions of the Fixed Asset Notes and the provisions of this Agreement.

                  3.2.2    Interest.

                           (i) Base Rate Portion. Interest accrued on Base Rate Portions shall be due and payable on the earliest of (1) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (2) the occurrence of an Event of Default in consequence of which Agent or Required Lenders elect(s) to accelerate the maturity and payment of the Obligations or (3) termination of this Agreement pursuant to Section 4 hereof.

                           (ii) LIBOR Portion. Interest accrued on each LIBOR Portion shall be due and payable on each LIBOR Interest Payment Date and on the earliest of (1) the last day of the LIBOR Interest Period applicable to such LIBOR Portion, (2) the occurrence of an Event of Default in consequence of which Agent or Required Lenders elects or elect to accelerate the maturity and payment of the Obligations or (3) termination of this Agreement pursuant to Section 4 hereof.

                  3.2.3 Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrowers as and when provided in Section 2 hereof, to Agent for its benefit and/or the ratable benefit of Lenders or to any other Person designated by Lender in writing.

                  3.2.4 Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrowers to Agent for its benefit and/or the ratable benefit of Lenders as and when provided in this Agreement, the Other Agreements or the Security Documents, or on demand, whichever is later.

         3.3      Mandatory Prepayments.

                  3.3.1 Proceeds of Sale, Loss, Destruction or Condemnation of Collateral. Except as provided below or in Section 7.2.9 hereof, if any Borrower sells any of the Equipment or real Property, or if any of the Collateral is lost or destroyed or taken by condemnation, Borrowers shall pay to Agent for the ratable benefit of Lenders, unless otherwise agreed by Required Lenders, as and when received by any Borrower and as a mandatory prepayment of the Fixed Asset Loans, as herein provided, a sum equal to the net cash proceeds (including insurance payments but after deducting applicable taxes, commissions and similar sale expenses) received by any Borrower from such sale, loss, destruction or condemnation. The applicable prepayment shall be applied first to the installments of principal due under the Fixed Asset Notes in inverse order of maturities until paid in full and second to reduce the outstanding principal balance of the Revolving Credit Loans. To the extent that, during any fiscal year of Holley, the aggregate amount of repayments of the Revolving Credit Loans made pursuant to this Section
         3.3.1 and/or Section 7.2.9 hereof from the proceeds of Equipment or real Property exceed $750,000, then the Maximum Revolving Loan shall be reduced by the amount of such excess. To the extent that the Collateral sold, lost, destroyed or condemned consists of Accounts, Inventory or other Property other than Equipment or real Property, the applicable prepayment shall be applied to reduce the outstanding principal balance of the Revolving Credit Loans. Notwithstanding the foregoing, if the proceeds of insurance or condemnation with respect to any loss or destruction of Equipment or real Property are less than $500,000, Agent and Lenders shall apply such proceeds to the outstanding principal balance of the Revolving Credit Loans and shall permit Borrowers within 180 days (or such longer period as reasonably consented to by Agent) after the receipt by the applicable Borrower of such proceeds to reborrow such proceeds in accordance with the terms of this Agreement for use in replacing or repairing the damaged or lost Collateral. If such damaged or lost Collateral is not replaced or repaired within such 180 day (or such longer period as reasonably consented to by Agent) period, all such proceeds shall be applied to installments of principal due under the Fixed Asset Notes in the manner specified in the second sentence of this Section 3.3.1 until payment thereof in full.

                  3.3.2 Other Mandatory Prepayments. (a) Borrowers shall make a mandatory prepayment of the Loans in the amount of fifty percent (50%) of the net cash proceeds received by any Borrower from any offering or sale of its debt or equity Securities unless such net cash proceeds are used by Borrowers to fund acquisitions consented to by Required Lenders.

                  (b)      Any applicable prepayment made pursuant to Section
         3.3.2 (a) above shall be applied first to the installments of principal due under Fixed Asset Loans, pro rata, in inverse order of their maturities until paid in full and second to reduce the outstanding principal balance of the Revolving Credit Loans.

                  3.3.3 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Fixed Asset Loans or Revolving Credit Loans made by it in excess of its ratable share of payments on account on the Fixed Asset Loans or Revolving Credit Loans made by all Lenders, such Lender shall forthwith purchase from each other Lender such participations in the Fixed Asset Loan or Revolving Credit Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 3.3.3 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation.

         3.4      Accounts Receivable Management.

                  3.4.1 Account Verification. Any of Agent's officers, employees or agents shall have the right, at any time or times hereafter during normal business hours, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process. As long as no Event of Default has occurred and is continuing, Agent shall give Borrowers prior notice of any such verification process and of the manner in which such verification process shall be conducted. After the occurrence and during the continuation of an Event of Default, Agent will not be obligated to notify Borrowers of such Account verification, and Agent may use any method or procedure for Account verification at any time an Event of Default exists.

                  3.4.2 Dominion of Cash. Borrowers shall at all times maintain Dominion Accounts pursuant to a lockbox arrangement acceptable to Agent with such banks as may be selected by Borrowers and be acceptable to Agent. The Dominion Accounts shall be separate from Borrowers' disbursement account or accounts. Each Borrower shall issue to any such banks an irrevocable letter of instruction directing such banks to deposit all payments or other remittances received in the lockbox to the Dominion Account for application on account of the Obligations. All funds deposited in the Dominion Account shall immediately become the property of Agent and Borrowers shall obtain the agreement by such banks in favor of Agent to waive any offset rights against the funds so deposited. Agent assumes no responsibility for such lockbox arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

                  3.4.3 Collection of Accounts, Proceeds of Collateral. To expedite collection, each Borrower shall endeavor in the first instance to make collection of its Accounts for Agent and Lenders. All remittances received by any Borrower on account of Accounts, together with the proceeds of any other Collateral, shall be held as Agent's property (for its benefit and the ratable benefit of Lenders) by each Borrower as trustee of an express trust for Agent's benefit and each Borrower shall immediately deposit same in kind in the Dominion Account. Agent retains the right at all times after the occurrence and during the continuation of a Default or an Event of Default to notify Account Debtors that Accounts have been assigned to Agent (for its benefit and the ratable benefit of Lenders) and to collect Accounts directly in its own name and to charge the collection costs and expenses, including attorneys' fees, to Borrowers.

         3.5      Application of Payments and Collections.

         All items of payment received by Agent by 12:00 noon, Milwaukee, Wisconsin time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 12:00 noon, Milwaukee, Wisconsin time, on any Business Day shall be deemed received on the following Business Day. For the purpose of computing interest hereunder, all items of payment received by Agent shall be deemed applied by Agent on account of the Obligations (subject to final payment of such items) on the first Business Day after receipt of such item in immediately good funds. During any period in which an Event of Default exists, Borrowers irrevocably waive the right to direct the application of any and all payments and collections at any time or times hereafter received by Agent or any Lender from or on behalf of any Borrower, and each Borrower does hereby irrevocably agree that, subject to Section 3.2.1(i), Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent or its agent against the Obligations, in such manner as Agent or Required Lenders may deem advisable, notwithstanding any entry by Agent or any Lender upon any of its books and records. If as the result of collections of Accounts as authorized by
Section 3.4.3 hereof a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but shall be available to Borrowers at any time or times for so long as no Default or Event of Default exists. Such credit balance shall not be applied or be deemed to have been applied as a prepayment of the Fixed Asset Loans except that Agent or Required Lenders may, at its or their option, offset such credit balance against any of the Obligations upon and during the continuance of an Event of Default.

         3.6      Loan Account.

         Agent shall enter all Loans as debits to the Loan Account and shall also record in the Loan Account all payments made by Borrowers on any Obligations and all proceeds of Collateral which are finally paid to Agent or any Lender, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrowers.

         3.7      Statements of Account.

         Agent will account to Holley monthly with a statement of Loans, charges and payments made pursuant to this Agreement, and such account rendered by Agent shall be deemed final, binding and conclusive upon Borrowers absent manifest error unless Agent is notified by Holley in writing to the contrary within 30 days of the date each accounting is mailed to Holley. Such notice shall only be deemed an objection to those items specifically objected to therein.

SECTION 4. TERM AND TERMINATION

         4.1      Term of Agreement.

         Subject to Agent's and Lenders' right to cease making Loans to Borrowers upon or after the occurrence of any Default or Event of Default, this Agreement shall be in effect for a period (the "Original Term") of five (5) years from the date hereof, through and including December 28, 2005, unless terminated as provided in Section 4.2 hereof.

         4.2      Termination.

                  4.2.1 Termination by Agent or Required Lenders. Agent may, and at the direction of Required Lenders, shall terminate this Agreement with notice (or in respect to Events of Default arising under Section 9.1.9 without notice) after the occurrence of an Event of Default.

                  4.2.2 Termination by Borrowers. Upon at least 3 days prior written notice to Agent, Borrowers may, at their option, terminate this Agreement; provided, however, no such termination shall be effective until Borrowers have paid all of the Obligations in immediately available funds and all Letters of Credit and LC Guaranties have expired or have been cash collateralized or supported by standby letters of credit, in either case, to Agent's satisfaction; provided that the amount of such cash collateral or face amount of such standby letters of credit shall not exceed one hundred percent (100%) of the face amount of outstanding Letters of Credit and LC Guaranties (calculated without duplication). Any notice of termination given by Borrowers shall be irrevocable unless Required Lenders and Agent otherwise agree in writing, and Lenders shall have no obligation to make any Loans or issue or procure any Letters of Credit or LC Guaranties on or after the termination date stated in such notice. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly. The foregoing notwithstanding, Borrowers shall retain the right to prepay the Fixed Asset Loans as provided in Section
         4.2.3 hereof.

                  4.2.3 Termination Charges. (a) At the effective date of termination of this Agreement for any reason, Borrowers shall pay to Agent for the ratable benefit of Lenders (in addition to the then outstanding principal, accrued interest and other charges owing under the terms of this Agreement and any of the other Loan Documents) as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to one-half of one percent (1/2%) of the Total Credit Facility if termination occurs during the first 12-month period of the Original Term (December 29, 2000 through December 28, 2001) and one-quarter of one percent (1/4%) of the Total Credit Facility if termination occurs during the second 12-month period of the Term (December 29, 2001 through December 28, 2002). If termination occurs on or after December 29, 2002, no termination charge shall be payable.

                  (b) Any other prepayment of the Fixed Asset Loan shall be subject to a prepayment fee equal to one-half of one percent (1/2%) of the amount of any such prepayment if such prepayment is made during the first 12-month period of the Original Term (December 29, 2000 through December 28, 2001) or one quarter of one percent (1/4%) of the amount of any such prepayment if such prepayment is made during the second 12-month period of the Original Term (December 29, 2001 through December 28, 2002). No such prepayment fee shall be payable in connection with any prepayment made on or after December 29, 2002. Any prepayment fee paid in connection with the prepayment of the Fixed Asset Loans shall reduce the amount of any subsequent termination charge payable pursuant to Section 4.2.3(a) above.

                  4.2.4 Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrowers have paid the Obligations to Agent and Lenders, in full, in immediately available funds, together with any applicable termination charge. Notwithstanding the payment in full of the Obligations, Agent shall not be required to terminate its security interests in the Collateral unless, with respect to any loss or damage Agent or any Lender may incur as a result of dishonored checks or other items of payment received by Agent or any Lender from any Borrower or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a written agreement, executed by each Borrower and by any Person whose loans or other advances to Borrowers or any of them are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such loss or damage pursuant to terms and conditions customary in similar transactions; or (ii) have retained such monetary reserves for such period of time as Agent, in its reasonable discretion, may deem necessary to protect Agent and Lenders from any such loss or damage.

SECTION 5. SECURITY INTERESTS

         5.1      Security Interest in Collateral.

         To secure the prompt payment and performance to Agent and Lenders of the Obligations (it being understood that the Inventory located in Mexico shall only secure the prompt payment and performance of the Mexican Revolving Credit Loans), each Borrower hereby grants to

Agent for its benefit and the ratable benefit of Lenders a continuing Lien upon all of such Borrower's assets, including all of the following Property and interests in Property of such Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

                           (i)      Accounts;

                           (ii)     Inventory;

                           (iii)    Equipment;

                           (iv)     General Intangibles;

                           (v)      Investment Property;

                           (vi) All monies and other Property of any kind now or at any time or times hereafter in the possession or under the control of Agent or any Lender or a bailee or Affiliate of Agent or any Lender;

                           (vii) All accessions to, substitutions for and all
                  replacements, products and cash and non-cash proceeds of (i) through (vi) above, including, without limitation, proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral; and

                           (viii) All books and records (including, without limitation, customer lists, credit files, computer programs, print-outs, and other computer materials and records) of any Borrower pertaining to any of (i) through (vii) above.

         5.2      Lien Perfection; Further Assurances.

         Each Borrower shall execute such UCC-1 financing statements as are required by the Code and such other instruments, assignments or documents as are necessary to perfect Agent's Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Agent's Lien upon the Collateral. Unless prohibited by applicable law, each Borrower hereby authorizes Agent to execute and file any such financing statement on such Borrower's behalf. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At Agent's request, each Borrower shall also promptly execute or cause to be executed and shall deliver to Agent any and all documents, instruments and agreements deemed necessary by Agent to give effect to or carry out the terms or intent of the Loan Documents.

         5.3      Safekeeping of Collateral.

         Agent shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at Borrowers' sole risk.

         5.4      Lien on Realty.

         The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by the Mortgages upon all real Property of Borrowers described therein. If any Borrower shall acquire at any time or times hereafter any interest in other real Property (other than leasehold interests in sales offices or warehouses), such Borrower, at Agent's request, agrees promptly to execute and deliver to Agent, for its benefit and the ratable benefit of Lenders, as additional security and Collateral for the Obligations, deeds of trust, security deeds, mortgages or other collateral assignments reasonably satisfactory in form and substance to Agent and its counsel (herein collectively referred to as "New Mortgages") covering such real Property. The Mortgages and each New Mortgage shall be duly recorded (at Borrowers' expense) in each office where such recording is required to constitute a valid Lien on the real Property covered thereby. The Mortgages and any New Mortgage shall be executed by the applicable Borrower in favor of Agent for its benefit and the ratable benefit of Lenders and shall be duly recorded, at Borrowers' expense, in each office where such recording is required to constitute a fully perfected Lien on the real Property covered thereby. In respect to any Mortgage or any New Mortgage, Borrowers shall deliver to Agent, at Borrowers' expense, mortgagee title insurance policies issued by a title insurance company satisfactory to Agent, which policies shall be in form and substance satisfactory to Agent and shall insure a valid first Lien in favor of Agent on the Property covered thereby, subject only to those exceptions acceptable to Agent and its counsel. Borrowers shall also deliver to Agent such other documents, including without limitation, ALTA Surveys of the real Property described in the Mortgages or any New Mortgage, as Agent and its counsel may reasonably request relating to such real Property.

SECTION 6.  REPRESENTATIONS AND WARRANTIES

         6.1      General Representations and Warranties.

         To induce Agent and Lenders to enter into this Agreement and to make advances hereunder, each Borrower warrants, represents and covenants to Agent and Lenders that:

                  6.1.1 Organization and Qualification. Each Borrower and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Borrower and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each state or jurisdiction listed on Exhibit C hereto and in all other states and jurisdictions in which the failure or omission of any Borrower or any of its Subsidiaries to be so qualified would not reasonably be expected to have a Material Adverse Effect.

                  6.1.2 Corporate Power and Authority. Each Borrower and each of its Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary company or corporate action and do not and will not (i) require any consent or approval of the members or shareholders of any Borrower or any of its Subsidiaries; (ii) contravene any Borrower's or any of its Subsidiaries' operating agreement, articles of organization, charter, articles or certificate of incorporation or by-laws; (iii) violate, or cause any Borrower or any of its Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to any Borrower or any of its Subsidiaries, the violation of which would be reasonably likely to have a Material Adverse Effect; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Borrower or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected, the breach of or default under which would be reasonably likely to have a Material Adverse Effect; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by any Borrower or any of its Subsidiaries.

                  6.1.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Borrower and each of its Subsidiaries party thereto, enforceable against it in accordance with its respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights and by general equitable principles.

                  6.1.4 Capital Structure. Exhibit D hereto states (i) the correct name of each of the Subsidiaries of each Borrower, its jurisdiction of incorporation and the percentage of its Voting Stock owned by the applicable Borrower, (ii) the name of each of each Borrower's corporate or joint venture Affiliates and the nature of the affiliation, (iii) the number, nature and holder of all outstanding Securities of each Borrower and each Subsidiary of each Borrower and
         (iv) the number of authorized, issued and treasury shares as membership interests of each Borrower and each Subsidiary of each Borrower. Each Borrower has good title to all of the shares it purports to own of the stock of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such shares have been duly issued and are fully paid and non-assessable. Except as set forth in Exhibit D, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Securities or obligations convertible into, or any powers of attorney relating to, membership interests or shares of the capital stock of any Borrower or any of its Subsidiaries. There are no outstanding agreements or instruments binding upon any Borrower's shareholders relating to the ownership of its shares of Stock.

                  6.1.5 Corporate Names. No Borrower nor any of their Subsidiaries has been known as or used any company, corporate, fictitious or trade names except those listed on Exhibit E hereto. Except as set forth on Exhibit E, to Borrower's knowledge, no Borrower nor any of their Subsidiaries has been the surviving corporation of a merger or consolidation or has acquired all or substantially all of the assets of any Person.

                  6.1.6 Business Locations; Agent for Process. Each Borrower's and each of its Subsidiaries' chief executive office and other places of business are as listed on Exhibit B hereto, as updated from time to time by Borrowers. During the preceding one-year period, no Borrower nor any of its Subsidiaries has had an office, place of business or agent for service of process other than as listed on Exhibit B. All Collateral other than Inventory in transit and motor vehicles, is and will at all times be kept by Borrowers and their Subsidiaries at one or more of the locations set forth in Exhibit B, as updated from time to time by Borrowers, and shall not, without the prior written approval of Agent, be moved therefrom except, prior to an Event of Default and Agent's or Lenders' acceleration of the maturity of the Obligations in consequence thereof, for sales of Inventory in the ordinary course of business. Except as shown on Exhibit B, as updated from time to time by Borrowers, no Inventory is stored with a bailee, warehouseman or similar party, nor is any Inventory consigned to any Person. The foregoing notwithstanding, Collateral with an aggregate value of $1,000,000 or less may be stored at locations other than those indicated on Exhibit B. Borrowers acknowledge that any such Inventory shall not be Eligible Inventory.

                  6.1.7 Title to Properties; Priority of Liens. Each Borrower and each of its Subsidiaries has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. Each Borrower has paid or discharged all lawful claims which, if unpaid, might become a Lien against any of such Borrower's Properties that is not a Permitted Lien. The Liens granted to Agent for its benefit and the ratable benefit of Lenders under Section 5 hereof are first priority Liens, subject only to Permitted Liens.

                  6.1.8 Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect to any Account or Accounts, and, with respect to Accounts shown on any borrowing base certificate as Eligible Accounts. Unless otherwise indicated in writing to Agent, by scheduling any such Account as ineligible or otherwise, with respect to each
         Account:

                           (i) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

                           (ii) It arises out of a completed, bona fide sale and delivery of goods or rendition of services by a Borrower in the ordinary course of its business and in accordance, in all material respects, with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between a Borrower and the Account Debtor and the Account Debtor is not an Affiliate of any Borrower;

                           (iii) It is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent;

                           (iv) Such account, and Agent's Lien therein, is not, and will not (by voluntary act or omission of a Borrower) be in the future, subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition (provided, that in the case of such an offset, or any such other impairment, affecting less than the full amount of the Account, only the affected portion of such Account shall be considered not Eligible under this clause (iv)) except for disputes resulting in returned goods where the amount in controversy is deemed by Agent to be immaterial, and each such Account is absolutely owing to the applicable Borrower and is not contingent in any respect or for any reason;

                           (v) No Borrower has made any agreement with any Account Debtor thereunder for any extension, compromise, settlement or modification of any such Account or any deduction therefrom, except discounts or allowances which are granted by the applicable Borrower in the ordinary course of its business and which are reflected in the calculation of the net amount of each respective invoice related thereto and are reflected in the most recent borrowing base certificates submitted to Agent pursuant to Section 7.1.4 hereof or as otherwise provided in the definition of Eligible Accounts;

                           (vi) To the best of each Borrower's knowledge, there are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered to Agent with respect thereto unless the full amount of such potential defect or reduction has been reserved for;

                           (vii) To the best of each Borrower's knowledge, the Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) such Account Debtor is Solvent; and

                           (viii) To the best of each Borrower's knowledge, there are no proceedings or actions which are threatened or pending against the Account Debtor thereunder which might result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account.

                  6.1.9 Equipment. The Equipment is in good operating condition and repair, and all necessary and commercially reasonable replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, reasonable wear and tear excepted. No Borrower will permit any material portion of the Equipment to become affixed to any real Property leased to such Borrower so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form acceptable to Agent, and no Borrower will permit any material portion of the Equipment to become an accession to any personal Property other than Equipment that is subject to first priority (except for Permitted Liens) Liens in favor of Agent for its benefit and the ratable benefit of Lenders.

                  6.1.10 Financial Statements; Fiscal Year. The consolidated and consolidating unaudited balance sheets of Holley and each of its Subsidiaries as of October 1, 2000, and the related consolidated and consolidating statements of income, changes in stockholder's equity, and cash flow statements for the periods ended on such dates, have been prepared in accordance with GAAP, and present fairly, in all material respects, the financial position of Holley and each of its Subsidiaries, at such dates and the results of Holley's and each Subsidiaries' operations for such periods. Since October 1, 2000, there has been no material change in the condition, financial or otherwise, of Holley and each of its Subsidiaries as shown on the balance sheets as of such date and no change in the aggregate value of Equipment and real Property, except changes in the ordinary course of business, none of which individually or in the aggregate would have a Material Adverse Effect. The fiscal year of Holley and each of its Subsidiaries ends on December 31st of each year.

                  6.1.11 Full Disclosure. The financial statements referred to in Section 6.1.10 hereof do not, nor does this Agreement or any other written statement of any Borrower to Agent furnished pursuant hereto, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading, which mis-statement or omission would be reasonably likely to have a Material Adverse Effect. There is no fact known to any Borrower which any Borrower has failed to disclose to Agent in writing which is reasonably likely to have a Material Adverse Effect.

                  6.1.12 Solvent Financial Condition. Each Borrower and each of its Subsidiaries is now and, after giving effect to the Loans to be made and the Letters of Credit and LC Guaranties to be issued hereunder, at all times will be, Solvent.

                  6.1.13 Surety Obligations. No Borrower nor any of its Subsidiaries is obligated as surety or indemnitor under any surety or similar bond or other contract issued or entered into to assure payment, performance or completion of performance of any undertaking or obligation of any Person, other than an undertaking or obligation of a Borrower or any of its Subsidiaries.

                  6.1.14 Taxes. Holley's federal tax identification number is 61-1291482. The federal tax identification number of each of Holley's Subsidiaries is shown on Exhibit F hereto. Holley and each of its Subsidiaries has filed all federal, state and local tax returns and other reports it is required by law to file, except where the failure to so file such tax return would not be reasonably likely to have a Material Adverse Effect, and has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings. Each Borrower maintains reasonable reserves on its books therefor. Reasonable provision for taxes on the books of Holley and its Subsidiaries has been made for all years not closed by applicable statutes, and for its current fiscal year.

                  6.1.15 Brokers. There are no claims for brokerage commissions, finder's fees or investment banking fees in connection with the transactions contemplated by this Agreement.

                  6.1.16 Patents, Trademarks, Copyrights and Licenses. Each Borrower and each of its Subsidiaries owns or possesses all the patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present and planned future conduct of its business without any known conflict with the rights of others except where the failure to own or possess such property, or the existence of such conflict, would not be reasonably likely to have a Material Adverse Effect. All such patents, trademarks, service marks, tradenames, copyrights, licenses and other similar rights are listed on Exhibit G hereto.

                  6.1.17 Governmental Consents. Each Borrower and each of its Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except where the failure to possess or so maintain such rights would not be reasonably likely to have a Material Adverse Effect.

                  6.1.18 Compliance with Laws. Each Borrower and each of its Subsidiaries has duly complied, in all material respects with, and its Properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all federal, state and local laws, rules and regulations applicable to such Borrower or such Subsidiary, as applicable, its Properties or the conduct of its business and there have been no citations, notices or orders of noncompliance issued to any Borrower or any of its Subsidiaries under any such law, rule or regulation, except where such noncompliance is not reasonably likely to have a Material Adverse Effect. Each Borrower and each of its Subsidiaries has established and maintains an adequate monitoring system to insure that it remains in compliance with all federal, state and local laws, rules and regulations applicable to it. No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. ss. 201 et seq.), as amended.

                  6.1.19 Restrictions. No Borrower nor any of its Subsidiaries is a party or subject to any contract, agreement, or charter or other corporate restriction, which materially and adversely affects its business or the use or ownership of any of its Properties. No

         Borrower nor any of its Subsidiaries is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on Exhibit H hereto, none of which prohibit the execution of or compliance with this Agreement or the other Loan Documents by any Borrower or any of its Subsidiaries, as applicable.

                  6.1.20 Litigation. Except as set forth on Exhibit I hereto, there are no actions, suits, proceedings or investigations pending, or to the knowledge of any Borrower, threatened, against or affecting any Borrower or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of such Borrower or any of its Subsidiaries which, if adversely decided, are reasonably likely to have a Material Adverse Effect. No Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal, which default would be reasonably likely to cause a Material Adverse Effect.

                  6.1.21 No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or any Borrower's performance hereunder, constitute a Default or an Event of Default.

                  6.1.22 Leases. Exhibit J hereto is a complete listing of all capitalized leases of each Borrower and its Subsidiaries and Exhibit K hereto is a complete listing of all operating leases of each Borrower and its Subsidiaries. Each Borrower and each of its Subsidiaries is in full compliance with all of the terms of each of its respective capitalized and operating leases, except where the failure to so comply would not be likely to cause a Material Adverse Effect.

                  6.1.23 Pension Plans. Except as disclosed on Exhibit L hereto, no Borrower nor any of its Subsidiaries has any Plan. Each Borrower and each of its Subsidiaries is in compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan, except where the failure to so comply would not be reasonably likely to have a Material Adverse Effect. No fact or situation that could result in a material adverse change in the financial condition of any Borrower and its Subsidiaries exists in connection with any Plan. No Borrower nor any of its Subsidiaries has any material withdrawal liability in connection with a Multiemployer Plan.

                  6.1.24 Trade Relations. There exists no actual or, to any Borrower's knowledge, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between any Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Holley and its Subsidiaries, taken as a whole, or with any material supplier, except in each case, where the same would not be reasonably likely to cause a Material Adverse Effect, and there exists no present condition or state of facts or circumstances which would materially affect adversely Borrowers or any of their Subsidiaries or prevent Borrowers or any of their Subsidiaries from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

                  6.1.25 Labor Relations. Except as described on Exhibit M hereto, no Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of any Borrower's or any of its Subsidiary's employees, or, to any Borrower's knowledge, threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization, except those that would not be reasonably likely to have a Material Adverse Effect.

         6.2      Continuing Nature of Representations and Warranties.

         Each representation and warranty contained in this Agreement and the other Loan Documents shall be deemed to be made on the Closing Date and each subsequent date on which Borrowers draw down any Revolving Credit Loan or Fixed Asset Loan or request Bank or Agent to issue or execute any Letters of Credit or LC Guaranty and shall be accurate, complete and not misleading as of each of such date, except for changes in the nature of Borrowers' or their respective Subsidiaries' business or operations that would render the information in any exhibit attached hereto or to any other Loan Document either inaccurate, incomplete or misleading, so long as (i) Agent has consented to such changes,
(ii) such changes are expressly permitted or contemplated by this Agreement or
(iii) such changes could not reasonably be expected to have a Material Adverse Effect, and except to the extent that such representations and warranties expressly relate to an earlier date.

         6.3      Survival of Representations and Warranties.

         All representations and warranties of Borrowers contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Agent and each Lender and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 7.  COVENANTS AND CONTINUING AGREEMENTS

         7.1      Affirmative Covenants.

         During the term of this Agreement, and thereafter for so long as there are any Obligations to Agent and Lenders, Borrowers covenant that, unless otherwise consented to by Required Lenders in writing, they shall:

                  7.1.1 Visits and Inspections. Permit representatives of Agent and any representatives of any Lender who wish to accompany Agent's representatives, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of any Borrower and any of its Subsidiaries, inspect, audit and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, any Borrower's and any of its Subsidiaries' business, assets, liabilities, financial condition, business prospects and results of operations. Agent or any such Lender, if no Default or Event of Default has occurred and is continuing, shall give Borrowers reasonable prior notice of any such inspection or audit (and any audit under Section 2.7 above). Agent and Lenders agree to conduct such visits and inspections in ways designed to minimize, in a commercially reasonable manner, any disruption to Borrowers' business and operations.

                  7.1.2 Notices. Promptly notify Agent in writing of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading, in any material respect.

                  7.1.3 Financial Statements. Keep, and cause each Subsidiary to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and furnished to Agent (with sufficient copies for all Lenders) the following (all to be prepared in accordance with GAAP applied on a consistent basis, unless Holley's certified public accountants concur in any change therein and such change is disclosed to Agent and Lenders and is consistent with GAAP):

                           (i) not later than 90 days after the close of each fiscal year of Holley, unqualified (except for a qualification for a change in accounting principles with which the accountant concurs) audited (in respect to the Consolidated financial statements only) financial statements of Holley and its Subsidiaries as of the end of such year, on a Consolidated and consolidating basis, certified by Arthur Andersen LLP or another firm of independent certified public accountants of nationally recognized standing selected by Holley but acceptable to Agent, in its reasonable credit judgment, together with a copy of any management letter issued in connection therewith;

                           (ii) not later than 30 days (45 days in respect to the last month of any fiscal quarter) after the end of each month hereafter, including the last month of Holley's fiscal year, unaudited interim financial statements of Holley and its Subsidiaries as of the end of such month and of the portion of Holley's fiscal year then elapsed, on a Consolidated and consolidating basis, certified by the principal financial officer of Holley as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of Holley and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

                           (iii) together with each delivery of financial statements pursuant to clauses (i) and (ii) of this Section 7.1.3, a management report (a) describing the operation and financial condition of Holley its Subsidiaries for the month then ended and the portion of the current fiscal year then elapsed (or for the fiscal year then ended in the case of year-end financials), (b) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, (c) setting forth in comparative form the corresponding figures from the most recent Projections for the current fiscal year delivered to Agent and Lenders pursuant to Section 7.1.6 and (d) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of Holley to the effect that such information fairly presents the results of operation and financial condition of Holley and its Subsidiaries as at the dates and for the periods indicated. Agent and Lenders acknowledge that the monthly management reports accompanying financial statements for periods other than fiscal quarters or years shall contain less detail than reports accompanying financial statements for fiscal quarters or years;

                           (iv) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which Holley has made available to its shareholders and copies of any regular, periodic and special reports or registration statements which Holley files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

                           (v) upon request by Agent, copies of any annual report to be filed pursuant to the requirements of ERISA in connection with each Plan; and

                           (vi) such other data and information (financial and otherwise) as Agent or Required Lenders, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrowers' or their Subsidiaries' financial condition or results of operations.

         Concurrently with the delivery of the financial statements described in clause (i) of this Section 7.1.3, Holley shall forward to Agent a copy of the accountants' letter to Holley's management that is prepared in connection with such financial statements. Concurrently with the delivery of the financial statements described in clauses (i) and (ii) of this Section 7.1.3, or more frequently if requested by Agent, Holley shall cause to be prepared and furnished to Agent a Compliance Certificate in the form of Exhibit N hereto executed by the Chief Financial Officer of Borrower.

         Within five (5) days after the earlier of the last day of each fiscal year of Holley and the date Holley engaged independent certified public accountants to audit Holley's financial statements, Holley shall deliver to such independent certified public accountants a letter from Holley addressed to such independent certified public accountants indicating that it is a primary intention of Holley in engaging such accountants that Agent and Lenders rely upon such financial statements of Holley and its Subsidiaries.

                  7.1.4 Borrowing Base Certificates. On or before the 21st day of each month on a monthly basis, or if requested by Agent on a more frequent basis, from and after the date hereof, Borrowers shall deliver to Agent, in form acceptable to Agent, a borrowing base certificate relating to Eligible Accounts and Eligible Inventory as of the last day of the immediately preceding month, with such supporting materials as Agent shall reasonably request. If requested by Agent, or if Borrowers deems it advisable, Borrowers shall execute and deliver to Agent borrowing base certificates with respect to Eligible Accounts and Eligible Inventory more frequently than monthly.

                  7.1.5 Landlord and Storage Agreements. Provide Agent with copies of all material written agreements between any Borrower or any of its Subsidiaries and any landlord or warehouseman which owns any premises at which any Inventory or Equipment with an aggregate value of One Hundred Fifty Thousand Dollars ($150,000) or more may, from time to time, be kept. In respect to any lease for any location at which any Inventory or Equipment with an aggregate value of One Hundred Fifty Thousand Dollars ($150,000) or more is located, unless otherwise agreed to by Agent, Borrowers shall provide Agent with landlord waivers or bailee letters with respect to such leased premises. Such landlord waivers or bailee letters shall be in a form supplied by Agent to Borrowers with such reasonable revisions as are customarily accepted by Agent or by similar financial institutions in similar financial transactions.

                  7.1.6 Projections. No later than the end of each fiscal year of Holley, deliver to Agent and Lenders Projections of Borrowers for the forthcoming fiscal year, month by month.

                  7.1.7 Insurance of Collateral. Borrowers shall maintain and pay for insurance upon all Collateral wherever located and with respect to Borrowers' business, covering casualty, hazard (including, where applicable, flood insurance), public liability and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrowers shall deliver certified copies of such policies to Agent with satisfactory lender's loss payable endorsements, naming Agent (for its benefit and the ratable benefit of Lenders) as sole loss payee, assignee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. If Borrowers fail to provide and pay for such insurance, Agent may, at its option, but shall not be required to, procure the same and charge Borrowers therefor. Each Borrower agrees to deliver to Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies. All proceeds of Borrowers' business interruption insurance (if any) shall be remitted to Agent for application to the outstanding balance of the Revolving Credit Loans; provided that, unless a Default or an Event of Default is then in existence, Borrowers may settle or adjust any claim with respect to such insurance and Agent shall remit such proceeds to Borrowers for use in the ordinary course of their business.

         7.2      Negative Covenants.

         During the term of this Agreement, and thereafter for so long as there are any Obligations to Agent or any Lender, Borrowers covenant that, unless Required Lenders have first consented thereto in writing, they will not:

                  7.2.1 Mergers; Consolidations; Acquisitions. Merge or consolidate, or permit any Subsidiary of any Borrower to merge or consolidate, with any Person; or acquire, or permit any of its Subsidiaries to acquire, all or any substantial part of the Properties of any Person; provided that a Borrower may merge with and into another Borrower; and provided further, that a Borrower may acquire all or any substantial part of the Properties of another Person if after giving effect to any such acquisition there exists and is continuing no Event of Default and if the aggregate amount of all such acquisitions consummated within any calendar year does not exceed Five Hundred Thousand Dollars ($500,000).

                  7.2.2 Loans. Make, or permit any Subsidiary of any Borrower to make, any loans or other advances of money (other than for salary, travel advances, advances against commissions and other similar advances in the ordinary course of business) to any Person; provided that a Borrower may make loans and advances to another Borrower.

                  7.2.3 Total Indebtedness. Create, incur, assume, or suffer to exist, or permit any Subsidiary of any Borrower to create, incur or suffer to exist, any Indebtedness, except:

                           (i)      Obligations owing to Agent and Lenders;

                           (ii) Indebtedness of any Subsidiary of a Borrower to such Borrower;

                           (iii) accounts payable to trade creditors and current operating expenses (other than for Money Borrowed) which are not aged more than the industry standard or substantially in excess of Borrowers' historical practice and which are incurred in the ordinary course of business and paid within such time periods, unless the same are being actively contested in good faith and by appropriate and lawful proceedings; and Borrowers or such Subsidiary shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by such Borrower or such Subsidiary and its independent accountants;

                           (iv)     Obligations to pay Rentals permitted by
                  Section 7.2.13;

                           (v) Permitted Purchase Money Indebtedness and Capital Lease Obligations, provided that the aggregate total thereof does not exceed the limitation set forth in the definition of Permitted Purchase Money Indebtedness;

                           (vi) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

                           (vii) Indebtedness in respect of interest rate swap, cap, or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contractors or similar agreements designed to hedge against fluctuations in interest rates incurred in the ordinary course of business and consistent with prudent business practice;

                           (viii) to the extent not mentioned above, accruals in the ordinary course of business not for Money Borrowed;

                           (ix)     Guaranties of Indebtedness permitted
                  hereunder;

                           (x) Indebtedness outstanding in respect of the Senior Notes;

                           (xi) Indebtedness for Money Borrowed owed to Monroe County, Mississippi in an amount not to exceed One Million Dollars ($1,000,000); and

                           (xii) Indebtedness not included in paragraphs (i) through (xi) above which does not exceed at any time, in the aggregate, the sum of Five Hundred Thousand Dollars ($500,000).

                  7.2.4 Affiliate Transactions. Except for transactions otherwise expressly permitted hereunder, enter into, or be a party to, or permit any Subsidiary of any Borrower to enter into or be a party to, any transaction with any Affiliate of any Borrower or stockholder, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to such Borrower than would obtain in a comparable arm's length transaction with a Person not an Affiliate or stockholder of such Borrower or such Subsidiary. Agent and Lenders hereby consent to the payment of management fees to Kohlberg or Affiliate thereof, in aggregate amount not to exceed for any calendar year the sum of (a) Nine Hundred Seventy-Two Thousand Dollars ($972,000) plus (b) two percent (2.0%) of the aggregate net cash proceeds received by Holley from Kohlberg and/or its controlled Affiliates from (1) the issuance to Kohlberg and/or such controlled Affiliates of Stock of Holley (other than Disqualified Stock) after the Closing Date and (2) without duplication of any amounts included in the immediately preceding clause
         (1), any contribution to the common equity capital of Holley.

                  7.2.5 Limitation on Liens. Create or suffer to exist, or permit any Subsidiary of any Borrower to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:

                           (i) Liens at any time granted in favor of Agent for its benefit and the ratable benefit of Lenders;

                           (ii) Liens for taxes, assessments or governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due, or being contested in the manner described in subsection 6.1.14 hereto, but only if the existence of such Lien would not be likely to have a Material Adverse Effect;

                           (iii) Liens arising in the ordinary course of Borrowers' business by operation of law or regulation, but only if payment in respect of any such Lien is not at the time required and such Liens do not, in the aggregate, materially detract from the value of the Property of Borrowers or materially impair the use thereof in the operation of Borrowers' business;

                           (iv) Purchase Money Liens securing Permitted Purchase Money Indebtedness;

                           (v) Liens securing Indebtedness of a Borrower or a Borrower's Subsidiaries to a Borrower;

                           (vi) Liens incurred or deposits made in the ordinary course of business (1) in connection with worker's compensation, social security, unemployment insurance and other like laws, or (2) in connection with sales contracts, leases, statutory obligations, work in progress advances and other similar obligations not incurred in connection with the borrowing of money or the payment of the deferred purchase price of property;

                           (vii) Title exceptions or encumbrances granted in the ordinary course of business, affecting real property owned by any Borrower, provided that such exceptions do not in the aggregate materially detract from the value of such property or materially interfere with its use in the ordinary conduct of such Borrower's business;

                           (viii) Liens arising in connection with Capitalized Lease Obligations permitted hereunder; provided, that no such Lien shall extend to or cover any assets other than the assets subject to such Capitalized Lease Obligations;

                           (ix) Liens with respect to judgments, attachments and the like which do not constitute Events of Default hereunder;

                           (x) Liens arising from leases or subleases granted to others which do not interfere in any material respects with the business of Borrowers;

                           (xi) Liens on Equipment securing Indebtedness of Borrowers permitted by clause (xi) of Section 7.2.3;

                           (xii) Such other Liens as appear on Exhibit O hereto; and

                           (xiii) Such other Liens as Agent may hereafter approve in writing.

                  7.2.6 Subordinated Debt. Make, or permit any Subsidiary of any Borrower to make, any payment of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, except in accordance with the subordination agreement relative thereto.

                  7.2.7 Distributions. Declare or make, or permit any Subsidiary to declare or make, any Distributions; provided, however, that so long as no Default or Event of Default has occurred and is continuing, Holley may make Distributions to KHPP to (a) fund payments for taxes attributable to the business and operations of Holley and its Subsidiaries and (b) other expenses of KHPP not to exceed $250,000 in any calendar year.

                  7.2.8 Capital Expenditures. Make Capital Expenditures (including, without limitation, by way of capitalized leases) which, in the aggregate, as to Borrowers and their Subsidiaries, exceed the sum of Five Million Dollars ($5,000,000) (or such larger amount for any fiscal year as may be contained in the Projections for such fiscal year delivered to Agent and Borrowers pursuant to Section 7.1.6 if such larger amount is approved in writing by Required Lenders in their reasonable credit judgment).

                  7.2.9 Disposition of Assets. Sell, lease or otherwise dispose of any of, or permit any Subsidiary of any Borrower to sell, lease or otherwise dispose of any of, its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except (i) sales of Inventory in the ordinary course of business, (ii) transfers of Property to any Borrower by a Subsidiary of such Borrower or by another Borrower; (iii) dispositions of Equipment located, as of the Closing Date, at the Weiand foundry; (iv) other dispositions of Equipment which, in the aggregate during any consecutive 12-month period, has a fair market value of $750,000 or less, provided that all proceeds thereof in excess of $100,000 are remitted to Agent for the ratable benefit of Lenders for application to a Loan as provided in Section 3.3.1 and/or are used to replace or restore such Equipment as permitted by Section 3.3.1; or
         (v) dispositions of Equipment in connection with replacements of Equipment with Equipment of like or better kind, function or value, provided that the replacement Equipment shall be acquired prior to, concurrently with or within 180 days (or such longer period as reasonably consented to by Agent) after any disposition of the Equipment that is to be replaced, the replacement Equipment shall be free and clear of Liens other than Permitted Liens that are not Purchase Money Liens, and Borrowers shall have given Agent at least five (5) days prior written notice of such disposition. Agent and Lenders agree that proceeds from the sale of Equipment located at Weiand foundry shall be applied against Revolving Credit Loans.

                  7.2.10 Stock of Subsidiaries. Permit any of its Subsidiaries to issue any additional shares of its capital stock except director's qualifying shares.

                  7.2.11 Bill-and-Hold Sales, Etc. Make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval or consignment basis, or any sale on a repurchase or return basis.

                  7.2.12 Restricted Investment. Make or have, or permit any Subsidiary of any Borrower to make or have, any Restricted Investment.

                  7.2.13 Leases. Become, or permit any of their Subsidiaries to become, a lessee under any operating lease (other than a lease under which Borrowers or any of their Subsidiaries is lessor) of Property, including, without limitation, real estate operating leases, if the aggregate Rentals payable during any current or future period of 12 consecutive months under the lease in question and all other leases under which Borrowers or any of their Subsidiaries is then lessee would exceed Two Million Five Hundred Thousand Dollars ($2,500,000). The term "Rentals" means, as of the date of determination, all payments which the lessee is required to make by the terms of any lease.

                  7.2.14 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary of any Borrower or another Borrower.

                  7.2.15 Senior Note Indenture Documents. Amend or modify or in any way materially adverse to Borrowers, Agent or Lenders, any term or provision of the Senior Note Indenture Documents. Redeem, repurchase or otherwise prepay any of the Senior Notes unless, after giving effect to any such redemption, repurchase or prepayment, each of the following conditions is satisfied:

                           (i) Holley shall have delivered to Agent Holley's Consolidated annual audited financial statements for the year ended December 31, 2000 in compliance with Section
                  7.1.3 hereof;

                           (ii) no Default or Event of Default is existing or continuing;

                           (iii) Availability (on an actual basis and on an average proforma basis for the 30 days immediately after the date of the proposed redemption, repurchase or prepayment) equals or exceeds the "Required Amount" (as defined below); and

                           (iv) the aggregate amount paid in connection with any such redemptions, repurchases or prepayments effected within any fiscal year of Holley does not exceed Five Million Dollars ($5,000,000) or Twenty-Five Million Dollars ($25,000,000) during the Original Term.

                  "Required Amount" shall mean Five Million Dollars ($5,000,000) during the periods between each March 16 to and including each June 30 and each September 16 to and including each December 31 within the Original Term, Twelve Million Dollars ($12,000,000) during the periods between the Closing Date to and including March 15,

         2001 and July 1, 2001 to and including September 15, 2001 and Ten Million Dollars ($10,000,000) at all other times within the Original Term.

         7.3      Specific Financial Covenants.

         During the term of this Agreement, and thereafter for so long as there are any Obligations to Agent and/or Lenders, Borrowers covenant that they will be in full compliance with each of the financial covenants set forth on Exhibit P hereto. If GAAP changes from the basis used in preparing the audited financial statements delivered to Agent by Borrowers on or before the Closing Date, Holley will provide Agent with certificates demonstrating compliance with such financial covenants and will include, at the election of Holley or upon the request of Agent, calculations setting forth the adjustments necessary to demonstrate how Borrowers are in compliance with such financial covenants based upon GAAP as in effect on the Closing Date.

SECTION 8.  CONDITIONS PRECEDENT

         Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent or Lender under the other sections of this Agreement, Lenders shall not be required to make any initial Revolving Credit Loan or issue or procure any Letter of Credit or LC Guaranties under this Agreement unless and until each of the following conditions has been satisfied:

         8.1 Documentation. Agent shall have received, in form and substance satisfactory to Agent and its counsel, a duly executed copy of this Agreement and the other Loan Documents, together with such additional documents, instruments and certificates as Agent and its counsel shall require in connection therewith, all in form and substance satisfactory to Agent and its counsel.

         8.2      No Default. No Default or Event of Default shall exist.

         8.3 Other Conditions. Each of the conditions precedent set forth in the Loan Documents shall have been satisfied.

         8.4 Availability. Agent shall have determined that immediately after Lenders have made the initial Loans and issued the initial Letters of Credit and LC Guaranties contemplated hereby, and paid all closing costs incurred in connection with the transactions contemplated hereby, Availability plus available unrestricted cash shall not be less than Five Million Dollars ($5,000,000).

         8.5 No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby.

         8.6 Phase I. The results of the Phase I Environmental Surveys obtained in respect to the real Property described in the Mortgages and previously provided to Agent are acceptable to Agent.

         8.7 Intercreditor Agreement. To the extent required by Agent, Agent, on behalf of Lenders, and Monroe County, Mississippi, shall have entered into a mutually satisfactory Intercreditor Agreement.

         8.8 Fee Letters. Borrowers shall have executed and delivered to Agent the fee letter between Borrowers and Agent dated on or about the Closing Date and shall have paid to Agent the fees due thereunder.

         8.9 Opinion of Counsel. Borrowers shall have caused Hunton & Williams and such other counsel as are acceptable to Agent to deliver to Agent and Lenders opinions of counsel in form and substance acceptable to Agent.

SECTION 9.        EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

         9.1      Events of Default.

         The occurrence of one or more of the following events shall constitute an "Event of Default":

                  9.1.1 Payment. Borrowers fail to pay any installment of principal, interest or premium, if any, due in respect to outstanding Revolving Credit Loans, the Fixed Asset Loans or fees payable in respect to unused Revolving Credit Loans or outstanding Letters of Credit or LC Guaranties on the due date thereof, whether as mandatory prepayments, as payments necessary to eliminate Overadvances or otherwise. For purposes of this Section 9.1.1 and Section 9.1.2 below, receipt of amounts due in good funds shall constitute payment, if even if, for interest computation purposes, such funds are not deemed received until the next Business Day.

                  9.1.2 Payment of Other Obligations. Borrowers shall fail to pay any of the Obligations not covered by Section 9.1.1 on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise), and such failure shall continue for a period of 3 Business Days.

                  9.1.3 Misrepresentations. Any representation, warranty or other statement made or furnished in writing to Agent and/or Lenders by any Borrower or any Subsidiary of any Borrower or at the direction of any Borrower in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made or furnished or when reaffirmed pursuant to Section 6.2 hereof.

                  9.1.4 Breach of Specific Covenants. Borrowers shall fail or neglect to perform, keep or observe any covenant contained in Sections 3.4, 5.2, 7.1.1, 7.1.3, 7.1.7, 7.2, or 7.3 hereof on the date that any
         Borrower is required to perform, keep or observe such covenant.

                  9.1.5 Breach of Other Covenants. Borrowers shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in this Section 9.1) and the breach of such other covenant is not cured to Required Lenders' satisfaction within 30 days after the sooner to occur of Borrowers' receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any executive officer of Holley.

                  9.1.6 Default Under Security Documents/Other Agreements/Purchase Documents. Any event of default shall occur under, or any Borrower shall default (after applicable notice or grace periods, if any) in the performance or observance of any material term, covenant, condition or agreement contained in, any of the Security Documents or the Other Agreements and such default shall continue beyond any applicable grace period contained within such Security Document or other agreements.

                  9.1.7 Other Defaults. There shall occur any default or event of default on the part of any Borrower under any agreement, document or instrument to which any Borrower is a party or by which any Borrower or any of its Property is bound, creating or relating to any Indebtedness for Money Borrowed in a principal amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) (other than the Obligations) if the payment or maturity of such Indebtedness is accelerated in consequence of such event of default or demand for payment of such Indebtedness is made in each case, in accordance with the terms of the agreement(s) governing such Indebtedness.

                  9.1.8 Uninsured Losses. Any material loss, theft, damage or destruction of any portion of the Collateral having a fair market value of $250,000, individually or $500,000 in the aggregate, if not fully covered (subject to such deductibles as Agent shall have permitted) by insurance.

                  9.1.9 Insolvency and Related Proceedings. Any Borrower shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against any Borrower under the federal bankruptcy laws (if against any Borrower, the continuation of such proceeding for more than 60 days), or any Borrower shall make any offer of settlement, extension or composition to their respective unsecured creditors generally.

                  9.1.10 Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of any Borrower or any Subsidiary of any Borrower for a period which materially and adversely affects Borrowers' capacity (taken as a whole) to continue their business, on a profitable basis; or any Borrower or any Subsidiary of any

         Borrower shall suffer the loss or revocation of any material license or permit now held or hereafter acquired by such Borrower which is necessary to the continued or lawful operation of the business of Borrowers (taken as a whole); or any Borrower shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs for a period of time which materially and adversely affects Borrowers' capacity (taken as a whole) to continue their business on a profitable basis; or any material lease or agreement pursuant to which any Borrower leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term and such cancellation materially and adversely affects Borrowers' capacity (taken as a whole) to continue their business on a profitable basis; or any material portion of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation and such taking materially and adversely affects Borrowers' capacity (taken as a whole) to continue their business on a profitable basis.

                  9.1.11 Change of Control. (a) There shall have occurred a Change of Control; or (b) Holley shall cease to own and control, beneficially and of record one hundred percent (100%) of the issued and outstanding Stock of each other Borrower; or there shall exist any Lien (other than Liens in favor of Agent for its benefit and the ratable benefit of Lenders) on the Stock of any Borrower.

                  9.1.12 ERISA. A Reportable Event shall occur which Agent, in its reasonable discretion, shall determine in good faith constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated without assets sufficient for its benefit liabilities or any such trustee shall be requested or appointed, or if any Borrower or any Subsidiary of any Borrower is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from any such Borrower's or such Subsidiary's complete or partial withdrawal from such Plan and any such event would be reasonably likely to have a Material Adverse Effect.

                  9.1.13 Challenge to Agreement. Any Borrower, any Subsidiary of any Borrower or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent for its benefit and the ratable benefit of Lenders.

                  9.1.14 Criminal Forfeiture. Any Borrower, any Subsidiary of any Borrower or any Guarantor shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property of any Borrower, any Subsidiary of any Borrower or any Guarantor.

                  9.1.15 Judgments. Any money judgment, writ of attachment or similar processes is issued or rendered against any Borrower or any Subsidiary of any Borrower or any of their respective Property in an amount of $250,000 or more for any single judgment, attachment or process or $500,000 or more for all such judgments, attachments or processes in the aggregate, in each case in excess of any applicable insurance with respect to which the insurer has admitted liability and which judgment, attachment or process is not stayed, released or discharged within 30 days; or any non-money judgment (or any non-monetary portion of a judgment) shall be issued or rendered against any Borrower and such judgment is reasonably expected to have a Material Adverse Effect and such judgment is not stayed, released or discharged within 30 days.

         9.2 Acceleration of the Obligations. Upon the occurrence of an Event of Default and during the continuance thereof, Agent may and shall, at the request of Required Lenders, (i) without notice, terminate this facility with respect to further Revolving Credit Loans, Fixed Asset Loans and Letters of Credit and LC Guaranties, whereupon no Revolving Credit Loans or Fixed Asset Loans may be made hereunder and no Letters of Credit or LC Guaranties may be issued hereunder, and/or (ii) with notice, declare all Obligations to be forthwith due and payable, whereupon all Obligations shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers; provided, however, that upon the occurrence of an Event of Default specified in Section 9.1.9 hereof, the Obligations shall become due and payable without declaration, notice or demand by Agent.

         Agent shall take such action with respect to any Default or Event of Default as shall be directed by the Required Lenders; provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of Agent and Lenders taken as a whole, including any action (or the failure to act) pursuant to the Loan Documents.

         9.3      Other Remedies.

         Upon the occurrence and during the continuance of an Event of Default, Agent and/or Lenders shall have and may exercise from time to time the following rights and remedies:

                  9.3.1 All of the rights and remedies of a secured party under the Code or under other applicable law, and all other legal and equitable rights to which Agent or Lenders may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

                  9.3.2 The right to take immediate possession of the Collateral, and to (i) require Borrowers to assemble the Collateral, at Borrowers' expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and
         (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of any Borrower, such Borrower agrees not to charge Agent for storage thereof).

                  9.3.3 The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Borrowers agree that 10 days' written notice to Borrowers of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on any Borrower's premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent on behalf of Lenders may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing 2 Business Days for collection, first to the costs, expenses and attorneys' fees incurred by Agent in collecting the Obligations, in enforcing the rights of Agent under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral, second to the interest due upon any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, Borrowers shall remain liable to Agent and Lenders therefor.

                  9.3.4 Agent is hereby granted a license or other right to use, without charge, each Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and each Borrower's rights under all licenses and all franchise agreements shall inure to Agent's and Lenders' benefit. Agent and Lenders acknowledge that the license granted to Agent hereunder by Borrowers shall be subject to the terms of any license agreement by which any Borrower is bound.

                  9.3.5 Agent or Required Lenders may, at its or their option, require Borrowers to deposit with Agent funds equal to the LC Amount and, if Borrowers fail to promptly make such deposit, Lenders may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Each such Revolving Credit Loan shall be secured by all of the Collateral and shall bear interest and be payable at the same rate and in the same manner as Base Rate Revolving Credit Portions.. Any such deposit or advance shall be held by Agent as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations (other than any contingent indemnity or other similar Obligations as to which no claim shall have been made) have been indefeasibly paid in full, returned to Borrowers.

         9.4      Remedies Cumulative; No Waiver.

         All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrowers contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule given to Agent or any Lenders or contained in any other agreement between Agent and/or Lenders and Borrowers, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrowers herein contained. The failure or delay of Agent or Lenders to require strict performance by Borrowers of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Borrowers to Agent and/or Lenders shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Loan Documents and no Event of Default by Borrowers under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Agent or Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent, Lenders or Required Lenders (as applicable) and directed to Borrowers.

SECTION 10.  THE AGENT

         10.1 Authorization and Action. Each Lender hereby appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement, and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each Lender hereby acknowledges that Agent shall not have by reason of this Agreement assumed a fiduciary relationship in respect of any Lender. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and shall not assume, or be deemed to have assumed, any obligation toward, or relationship of agency or trust with or for, any Borrower. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Notes, Agent may, but shall not be required to, exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, whenever such instruction shall be requested by Agent or required hereunder, or a greater or lesser number of Lenders if so required hereunder, and such instructions shall be binding upon all Lenders; provided, however, that Agent shall be fully justified in failing or refusing to take any action under this Agreement or the other Loan Documents, or in relation hereto or thereto, unless Agent shall first be indemnified (upon requesting such indemnification) to its satisfaction by Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. If Agent seeks the consent or approval of Required Lenders (or a greater or lesser number of Lenders as required in this Agreement), with respect to any action hereunder, Agent shall send notice thereof to each Lender and shall notify each Lender at any time that Required Lenders (or such greater or lesser number of Lenders) have instructed Agent to act or refrain from acting pursuant hereto.

         10.2 Agent's Reliance, Etc. Neither Agent, any Affiliate of Agent, nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent: (i) may treat the payee of any Notes or Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iii) makes no warranties or representations to any Lender and shall not be responsible to any Lender for any recitals, statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents; (iv) shall not have any duty beyond Agent's customary practices in respect of loans in which Agent is the only lender, to ascertain or to inquire as to the performance or observance of any terms, covenants or conditions of this Agreement or performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrowers, to inspect the property (including the books and records) of Borrowers or to monitor the financial condition of Borrowers;
(v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be liable to any Lender for any action taken, or inaction, by Agent upon the instructions of Required Lenders pursuant to
Section 10.1 hereof or refraining to take any action pending such instructions;
(vii) shall not be liable for any apportionment or distributions of payments made by it in good faith pursuant to the terms hereof; (viii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certification, message or other instrument or writing (which may be by telephone, facsimile, telegram, cable or telex) believed in good faith by it to be genuine and signed or sent by the proper party or parties; and (ix) may assume that no Event of Default has occurred and is continuing, unless Agent has actual knowledge of the Event of Default, has received notice from any Borrower or such Borrower's independent certified public accountants stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing. In the event any apportionment or distribution described in clause (vii) above is determined to have been made in error, the sole recourse of any Person to whom payment was due but not made shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

         10.3 FCC and Affiliates. With respect to its commitment hereunder to make Revolving Credit Loans and Fixed Asset Loans and to issue or procure Letters of Credit and LC Guaranties, FCC shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the terms "Lender", "Lenders" or "Required Lenders" shall, unless otherwise expressly indicated, include FCC in its individual capacity as a Lender. FCC and its Affiliates may lend money to, and generally engage in any kind of business with, Borrowers, any of their Subsidiaries and any Person who may do business with or own securities of any Borrower or any such Subsidiary, all as if FCC were not Agent and without any duty to account therefor to Lenders.

         10.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to in Section 6.1.10 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Except as otherwise explicitly provided for herein, Agent shall not have any duty or responsibility, either initially or on an ongoing basis, to provide any Lender with any credit information as similar information regarding Borrowers.

         10.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers), ratably according to the respective principal amounts of the Notes then held by each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or wilful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable shares of any out-of-pocket expenses (including counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrowers.

         10.6 Rights and Remedies to be Exercised by Agent Only. In the event any remedy may be exercised with respect to this Agreement, any other Loan Document or the Collateral, Agent shall pursue remedies designated by Required Lenders, provided, that Agent shall not be required to act or not to act if to do so would expose Agent to liability or would be contrary to this Agreement, any other Loan Document or to applicable law. Each Lender agrees that without the consent of Agent no Lender shall have any right individually (a) to realize upon the security created by this Agreement or any other Loan Document, (b) to enforce any provision of this Agreement or any other Loan Document (other than such Lender's Notes and this Agreement to the extent necessary to enforce any such note), or (c) to make demand under this Agreement or any other Loan Document (other than such Lender's Notes and this Agreement to the extent necessary to enforce any such note).

         10.7 Agency Provisions Relating to Collateral. Each Lender authorizes and ratifies Agent's entry into this Agreement and the Security Documents for the benefit of Lenders. Each Lender agrees that any action taken by Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Security Documents, and the exercise by Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected Agent's Liens upon the Collateral, for its benefit and the ratable benefit of Lenders. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (i) upon termination of the Agreement and payment and satisfaction of all Obligations; or
(ii) constituting property being sold or disposed of if a Borrower certifies to Agent that the sale or disposition is made in compliance with Section 3.3.1 and
Section 7.2.9 hereof (and Agent may rely conclusively on any such certificate, without further inquiry); or (iii) in connection with any foreclosure sale or other disposition of Collateral after the occurrence and during the continuation of an Event of Default or (iv) if approved, authorized or ratified in writing by Agent at the direction of all Lenders. Upon request by Agent at any time, Lenders will confirm in writing Agent's authority to release particular types or items of Collateral pursuant hereto. Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by the applicable Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent herein or pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of its rights, authorities and powers granted or available to Agent in this Section 10.7 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, but consistent with the provisions of this Agreement, given Agent's own interest in the Collateral as a Lender.

         10.8 Successor Agent. Agent may resign at any time by giving written notice thereof to Lenders and Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent which shall be reasonably acceptable to Borrowers. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank or financial institution organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least Five Hundred Million Dollars ($500,000,000) and which shall be reasonably acceptable to Borrowers. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

SECTION 11.  MISCELLANEOUS

         11.1     Power of Attorney.

         Each Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower's true and lawful attorney (and agent-in-fact) and Agent, or Agent's agent, may, without notice to any Borrower and in any Borrower's or Agent's name, but at the cost and expense of Borrowers:

                  11.1.1 At such time or times after the occurrence and during the continuance of a Default or an Event of Default as Agent or said agent, in its sole discretion, may determine, endorse any Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or under Agent's control.

                  11.1.2 At such time or times upon or after the occurrence and during the continuance of an Event of Default as Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of each Borrower's rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral, each in a commercially reasonable manner under the circumstances; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign any Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to any Borrower and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of any Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations;
         (viii) endorse the name of any Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use any Borrower's stationery and sign the name of any Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Agent's determination, to fulfill Borrowers' obligations under this Agreement.

         The power of attorney granted hereby shall constitute a power coupled with an interest and shall be irrevocable.

         11.2     Indemnity.

         Each Borrower hereby agrees to indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by Agent and Lenders (including reasonable attorneys fees and legal expenses) as the result of any Borrower's failure to observe, perform or discharge any Borrower's duties hereunder. In addition, each Borrower shall defend Agent and Lenders against and save it harmless from all claims of any Person with respect to the Collateral (except those resulting from the negligence or intentional misconduct of Agent or any Lender). Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against Agent or any Lender by any Person under any Environmental Laws or similar laws by reason of any Borrower's or any other Person's failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of each Borrower under this Section
11.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

         11.3     Modification of Agreement; Sale of Interest.

                  (a) The Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and may not be modified, altered or amended except by an agreement in writing signed by Borrowers, Required Lenders or all Lenders as required by the terms hereof, and, if required by the terms hereof, Agent. No Borrower may sell, assign or transfer any of the Loan Documents or any portion thereof, including without limitation, such Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder. Borrowers hereby consent to any Lender's (including, without limitation, FCC's) sale of participations, assignment, transfer or other disposition in accordance with the terms hereof, at any time or times, of any of the Loan Documents or of any portion thereof or interest therein, including, without limitation, any Lender's (including, without limitation, FCC's) rights, title, interests, remedies, powers or duties thereunder, whether evidenced in writing or not; Borrowers agree that they will use commercially reasonable efforts to assist and cooperate with Agent and any Lender in any manner reasonably requested by Agent or such Lender to effect the sale of participations in or assignment of any of the Loan Documents or of any portion thereof or interest therein, including, without limitation, assistance in the preparation of appropriate disclosure documents or placement memoranda and executing appropriate amendments to the signature pages hereto to reflect the addition of any Lenders and such Lender's respective commitments. In addition, Borrowers will make their management available to meet with potential Lenders or Participating Lenders from time to time as reasonably requested by Agent. The foregoing notwithstanding, except with respect to sales, assignments or transfers to Affiliates under common control pursuant to which the selling, assigning or transferring Lender retains its voting rights, no Lender shall sell participations or assign, transfer or otherwise dispose of any of the Loan Documents or any portion thereof or interest therein, without the prior written consent of Agent, and if no Event of Default has occurred and is continuing, Borrowers, which consent shall not be unreasonably withheld or delayed.

                  (b) In respect to any assignment by a Lender of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Loan Commitments, the Revolving Credit Loans owed to it and the Revolving Credit Note held by it and its Fixed Asset Loan Commitment, the Fixed Asset Loans owed to it and the Fixed Asset Notes held by
it) (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations, (ii) except in the case of an assignment of all of a Lender's rights and obligations under this Agreement, (A) the aggregate amount of the Revolving Loan Commitment and Fixed Asset Loan Commitments of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000, and in integral multiples of $1,000,000 thereafter, or such lesser amount as to which Borrowers and Agent may consent to and (B) after giving effect to each such assignment, the amount of the Revolving Loan Commitment and Fixed Asset Loan Commitment, Fixed Asset Loans of the assigning Lender shall in no event be less than $5,000,000, (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance, an Assignment and Acceptance in the form of Exhibit Q hereto (an "Assignment and Acceptance"), together with any Revolving Credit Note or Fixed Asset Notes subject to such assignment and a processing and recordation fee of $3,500, and (iv) any Lender may without the consent of Borrowers or the Agent, and without paying any fee, assign to any Affiliate of such Lender that is a bank or financial institution all of its rights and obligations under this Agreement. The foregoing notwithstanding, no Person may become a Lender or a Participating Lender hereunder, unless such Person is a financial institution having stockholders' equity (or the equivalent) of at least One Hundred Million Dollars ($100,000,000). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). If, pursuant to this Section 11.3, any interest in this Agreement or any Revolving Credit Loan or Fixed Asset Loans, Notes, Letter of Credit or LC Guaranty is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Lender shall cause such transferee (other than any Participating Lender), and may cause any Participating Lender, concurrently with the effectiveness of such transfer, (a) to represent to the transferor Lender (for the benefit of the transferor Lender, Agent, and Borrowers) that under applicable law and treaties no Taxes will be required to be withheld by Agent, Borrowers or the transferor Lender with respect to any payments to be made to such transferee in respect of the Revolving Credit Loans, Fixed Asset Loans, Notes, Letters of Credit or LC Guaranties, (b) to furnish to the transferor Lender, Agent and Borrowers either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such transfer claims entitlement to complete exemption form U.S. federal withholding tax on all interest payments hereunder), and (c) to agree (for the benefit of the transferor Lender, Agent and Borrowers) to provide the transferor Lender, Agent and Borrowers a new Form 4224 or Form 1001 upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

                  (c) In the event any Lender assigns or otherwise transfers all or any part of its Revolving Credit Note or Fixed Asset Note(s) any such Lender shall so notify Borrowers and Borrowers shall, upon the request of such Lender, issue new Revolving Credit Notes and Fixed Asset Note(s) in exchange for the old Revolving Credit Notes, Fixed Asset Note(s).

                  (d) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of Borrowers (a "Participating Lender") participating interests in any Loans, the commitments of that Lender and the other interests of that Lender (the "originating Lender") hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender's obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall grant any participation under which the Participating Lender shall have rights to approve any amendment to or waiver of this Agreement or the Loan Documents, except to the extent such amendment or waiver would: (A) extend the final maturity date for payment of the Loans in which such Participating Lender is participating;
(B) reduce the interest rate or the amount of principal or fees applicable to the Loans in which such Participating Lender is participating; or (C) release all or substantially all of the Collateral, except as expressly provided herein. In those cases in which an originating Lender grants rights to a Participating Lender to approve any amendment to or waiver of this Agreement or the other Loan Documents respecting the matters described in clauses (A) through (C) of the preceding sentence, the relevant participation agreements shall provide for a voting mechanism whereby a majority of the amount of such Lender's portion of the Loans (irrespective of whether held by such Lender or a Participating Lender) shall control the vote for all of such Lender's portion of the Loans. In the case of any participation, the Participating Lender shall not have any rights under this Agreement or any of the other Loan Documents entered into in connection herewith (the Participating Lender's right against such Lender in respect of such participation to be those set forth in the participation or other agreement executed by such Lender and the Participating Lender relating thereto). In no event shall any Participating Lender grant a participation in its participation interest in the Loans without the prior written consent of Agent, which approval shall not be unreasonably withheld or delayed. All amounts payable by Borrowers hereunder shall be determined as if the originating Lender had not sold any such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participating Lender shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this

Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

                  (e) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Board or U.S. Treasury Regulation 31 CFR ss.203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

                  (f) No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however: (a) that no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby do any of the following: (i) increase the aggregate Revolving Loan Commitments, Fixed Asset Loan Commitments or subject any Lender to any additional obligations, (ii) reduce the principal of, or decrease the rate of interest on, the Notes or other amount payable hereunder other than those payable only to FCC in its capacity as Agent which may be reduced by FCC unilaterally, (iii) postpone any date fixed for any payment of principal of, or interest on, the Notes or other amounts payable hereunder, other than those payable only to FCC in its capacity as Agent which may be postponed by FCC unilaterally, (iv) reduce the aggregate unpaid principal amount of the Notes, or the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder, (v) release or discharge any Person liable for the performance of any obligations of Borrowers hereunder or under any of the Loan Documents except in accordance with the terms of such Loan Documents or as otherwise permitted herein, (vi) increase the advance rates contained in the definition of the Borrowing Base or Mexican Borrowing Base, (vii) to the extent Agent's or Lenders' consent is required by the terms hereof, release all or substantially all of the Collateral or (viii) amend this Section 11.3; (b) that no amendment, waiver or consent shall be effective unless in writing and signed by either Required Lenders or all Lenders, as required by the terms hereof and, if such amendment, waiver or consent affects Agent or its rights hereunder, Agent.

         11.4     Severability.

         Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         11.5     Successors and Assigns.

         This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of Borrowers and Agent and Lenders permitted under Section 11.3 hereof.

         11.6     Cumulative Effect; Conflict of Terms.

         The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in Section 3.2 hereof and except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

         11.7     Execution in Counterparts.

         This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

         11.8     Notice.

         Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given or delivered immediately when delivered against receipt, three Business Days after deposit in the mail, postage prepaid, one Business Day after delivery to an overnight courier or, in the case of facsimile notice, when sent, addressed as follows:

         (A)      If to Agent:    Fleet Capital Corporation
                                  One South Wacker Drive
                                  Suite 1400
                                  Chicago, Illinois 60606
                                  Attention:  Loan Administration Manager
                                  Facsimile No.:  312.332.6537

                  With a copy to: Vedder, Price, Kaufman & Kammholz
                                  222 North LaSalle Street
                                  Suite 2600
                                  Chicago, Illinois  60601
                                  Attention:  John T. McEnroe
                                  Facsimile No.:  312.609.5005

         (B)     If to Borrowers: Holley Performance Products, Inc.
                                  1801 Russellville Road
                                  P.O. Box 10360
                                  Bowling Green, Kentucky  42101
                                  Attention:  Chief Financial Officer
                                  Facsimile No.:  270.745.9545

                  With copy to:   Hunton & Williams
                                  Bank of America Plaza
                                  600 Peachtree Street, N.E.
                                  Suite 4100
                                  Atlanta, Georgia  30308
                                  Attention:  Dana Kull and
                                              Joseph B. Alexander
                                  Facsimile No.:  404.888.4190

         (C) If to any Lender, at its address indicated on the signature pages hereof or in a notice to Borrowers of an assignment of a Note,

or to such other address as each party may designate for itself by notice given in accordance with this Section 11.8; provided, however, that any notice, request or demand to or upon Agent and/or Lender pursuant to Sections 3.1.1 or
4.2.2 hereof shall not be effective until received by Agent and/or Lenders.

         11.9     Credit Inquiries.

         Each Borrower hereby authorizes and permits Agent to respond to usual and customary credit inquiries from third parties concerning such Borrower or any of its Subsidiaries.

         11.10    Time of Essence.

         Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

         11.11    Entire Agreement.

         This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

         11.12    Interpretation.

         No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

         11.13    Confidentiality.

         Agent and each Lender shall hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with Agent's and each Lenders's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a prospective participant or assignee in connection with the contemplated participation or assignment or as required or requested by any governmental authority or representative thereof or pursuant to legal process and shall require any such participant or assignee to agree to comply with this Section 11.13.

         11.14    GOVERNING LAW; CONSENT TO FORUM.

         THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED IN AND SHALL BE DEEMED TO HAVE BEEN MADE IN CHICAGO, ILLINOIS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN ILLINOIS, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF AGENT'S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT'S OR LENDERS' OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF ILLINOIS. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF ANY BORROWER OR AGENT OR LENDERS, EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, OR, AT AGENT'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, EASTERN DIVISION, SHALL HAVE NON-EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN EACH BORROWER AND AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION WHICH ANY SUCH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH BORROWER'S ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE

DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR LENDERS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OR LENDERS OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

         11.15    WAIVERS BY BORROWERS.

         EACH BORROWER WAIVES (I) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND LENDERS HEREBY ALSO WAIVE) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (II) EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED FOR HEREIN, PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT OR ANY LENDER ON WHICH ANY BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER LENDER MAY DO IN THIS REGARD; (III) EXCEPT AS OTHERWISE REQUIRED BY LAW OR IN THE LOAN DOCUMENTS, NOTICE PRIOR TO AGENT OR ANY LENDER TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT OR LENDERS TO EXERCISE ANY OF AGENT'S OR LENDERS' REMEDIES; (IV) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; AND (V) NOTICE OF ACCEPTANCE HEREOF. EACH BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE EACH MATERIAL INDUCEMENT TO AGENT'S AND LENDERS' ENTERING INTO THIS AGREEMENT AND THAT AGENT AND LENDERS ARE RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH SUCH BORROWER. EACH BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         11.16 Publicity. Each Borrower hereby consents to Agent's use of the name or tradestyle of such Borrower in any announcements or advertisements relating to the completion of the transactions contemplated hereby and the role played by Agent in providing financing to such Borrower hereunder in such media and in such manner as Agent, with the prior written consent of each Borrower, deems appropriate.

         11.17 Reimbursement. The undertaking by Borrowers to repay the Obligations and each representation, warranty or covenant of each Borrower are and shall be joint and several. To the extent that any Borrower shall be required to pay a portion of the Obligations which shall exceed the amount of loans, advances or other extensions of credit received by such Borrower and all interest, costs, fees and expenses attributable to such loans, advances or other extensions of credit, then such Borrower shall be reimbursed by the other Borrowers for the amount of such excess. This Section 11.17 is intended only to define the relative rights of Borrowers, and nothing set forth in Section 11.17 is intended or shall impair the obligations of each Borrower, jointly and severally, to pay to Agent and Lenders the Obligations as and when the same shall become due and payable in accordance with the terms hereof.

                           (SIGNATURE PAGE TO FOLLOW)

         IN WITNESS WHEREOF, this Agreement has been duly executed in Chicago, Illinois, on the day and year specified at the beginning of this Agreement.


                              HOLLEY PERFORMANCE PRODUCTS, INC. (a "Borrower")


                              By: /s/
                                 ---------------------------------------------
                                   Name:
                                        ---------------------------------------
                                   Title:
                                         --------------------------------------

                              HOLLEY PERFORMANCE SYSTEMS, INC. (a "Borrower")


                              By: /s/
                                 ---------------------------------------------
                                   Name:
                                        ---------------------------------------
                                   Title:
                                         --------------------------------------

                              WEIAND AUTOMOTIVE INDUSTRIES, INC. (a "Borrower")


                              By: /s/
                                 ---------------------------------------------
                                   Name:
                                        ---------------------------------------
                                   Title:
                                         --------------------------------------

                              LUNATI CAMS, INC., (a "Borrower")


                              By: /s/
                                 ---------------------------------------------
                                   Name:
                                        ---------------------------------------
                                   Title:
                                         --------------------------------------

                              LUNATI & TAYLOR PISTONS,
                              INCORPORATED (a "Borrower")


                              By: /s/
                                 ---------------------------------------------
                                   Name:
                                        ---------------------------------------
                                   Title:
                                         --------------------------------------

                              LMT MOTOR SPORTS CORPORATION (a "Borrower")


                              By:/s/
                                 ---------------------------------------------
                                   Name:
                                        ---------------------------------------
                                   Title:
                                         --------------------------------------

                              NTROUS OXIDE SYSTEMS, INC. (a Borrower")


                              By:/s/
                                 ---------------------------------------------
                                   Name:
                                        ---------------------------------------
                                   Title:
                                         --------------------------------------

                              EARL'S SUPPLY COMPANY (a "Borrower")


                              By:/s/
                                 ---------------------------------------------
                                   Name:
                                        ---------------------------------------
                                   Title:
                                         --------------------------------------

                              BIGGS MANUFACTURING, INC. (a "Borrower")


                              By:/s/
                                 ---------------------------------------------
                                   Name:
                                        ---------------------------------------
                                   Title:
                                         --------------------------------------

                              HOOKER INDUSTRIES, INC. (a "Borrower")


                              By:/s/
                                 ---------------------------------------------
                                   Name:
                                        ---------------------------------------
                                   Title:
                                         --------------------------------------

                              Accepted in Chicago, Illinois:

                              FLEET CAPITAL CORPORATION
                              ("Agent" and "Lender")


                              By:/s/
                                 ---------------------------------------------
                                   Name:
                                        ---------------------------------------
                                   Title:
                                         --------------------------------------

                              Address:
                              One South Wacker Drive
                              Suite 1400
                              Chicago, Illinois 60606
                              Attention: Loan Administration Manager
                              Telecopier No.:  312.332.6537

                              Revolving Loan Commitment:  $36,000,000
                              Fixed Asset Loan Commitment:$5,000,000

            "Appendices and Schedules to be provided upon request."